As filed with the Securities and Exchange Commission on October 20, 2023.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EV MOBILITY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7371	86-2408471
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9777 Wilshire Boulevard, Suite 400

Beverly Hills, California 90210

(310) 881-8015

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ramy El-Batrawi

Chief Executive Officer

EV Mobility, Inc.

9777 Wilshire Boulevard, Suite 400

Beverly Hills, California 90210

(310) 881-8015

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq. Amit Hazan, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 (732) 395-4496	Joel D. Mayersohn, Esq. Rasika A. Kulkarni, Esq. Dickinson Wright RLLP 350 East Las Olas Blvd., Suite 1750 Ft. Lauderdale, FL 33301 Telephone: (954) 991-5420 Facsimile: (844) 670-6009

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and it does not seek and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 20, 2023

PRELIMINARY PROSPECTUS

1,750,000 Shares of Common Stock

This prospectus relates to an initial public offering of 1,750,000 shares of common stock of EV Mobility, Inc.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $4 and $6. We have applied to list our common stock on the Cboe BZX Exchange, or Cboe, under the symbol “EVMO”. If we are unable to obtain approval of this listing, we will not proceed with this offering.

Following this offering, our executive officers, directors, and stockholders holding more than 5% of our outstanding shares, together with their affiliates, will hold, in the aggregate, approximately 74.55% of our outstanding capital stock (assumes no exercises of the underwriter’s option to purchase additional shares of common stock).

We are an “emerging growth company” as defined under the U.S. federal securities laws, and as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.

Investing in our common stock involves a high degree of risk. See the section titled “RISK FACTORS” beginning on page 12 to read about factors you should consider before buying shares of our common stock.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount (1)	$	$
Proceeds, before expenses, to EV Mobility	$	$

(1)	See the section titled “Underwriter” for a description of the compensation payable to the underwriters.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted to the underwriter an option for a period of 60 days from the date of this prospectus to purchase up to an additional 262,500 shares of our common stock, an amount equal to 15% of the number of shares offered hereby, on the same terms and conditions described herein, solely to cover over-allotments, if any. See “Underwriting” for more information.

The underwriter expects to deliver the shares of common stock against payment on or about [   ], 2023, subject to customary closing conditions.

WestPark Capital, Inc.

EV MOBILITY, INC.

EXPLANATORY NOTE

Immediately prior to the closing of the offering to which this registration statement relates, EV Mobility, LLC, a Delaware limited liability company, will convert into a Delaware corporation pursuant to a statutory conversion, and change its name to EV Mobility, Inc., the registrant whose name appears on the cover of this registration statement, as described in the section “Corporate History and Information” of the accompanying prospectus. As a result of the Conversion (as defined below), all holders of membership interests of EV Mobility, LLC will become holders of shares of common stock of EV Mobility, Inc.

References in the accompanying prospectus to our capitalization and other matters pertaining to our common stock relate to the capitalization and common stock of EV Mobility, Inc. after giving effect to the Conversion. However, the Financial Statements and summary historical financial data included in the accompanying prospectus are those of EV Mobility, LLC and do not give effect to the Conversion. Shares of common stock of EV Mobility, Inc. are being offered by this prospectus.

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FINANCIAL STATEMENT PRESENTATION

The financial statements for the years ended December 31, 2021 and 2022, and as of and for the nine months ended September 30, 2023 and 2022, represent the operations of EV Mobility, LLC. EV Mobility, LLC does not have subsidiaries. Prior to the closing of this offering, EV Mobility, LLC will complete a corporate conversion into a Delaware corporation pursuant to a statutory conversion, and will change its name to EV Mobility, Inc. All holders of membership interests of EV Mobility, LLC will become holders of shares of common stock of EV Mobility, Inc. In this prospectus, we refer to all transactions related to our conversion to a corporation as the “Conversion.” We expect that the Conversion will not have a material effect on our financial statements.

ABOUT THIS PROSPECTUS

We have not, and the underwriters have not, authorized anyone to provide you with information different than that which is contained in this prospectus or in any free writing prospectus that we have authorized for use in connection with this offering. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

You should assume that the information appearing in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where You Can Find More Information.”

For investors outside of the United States: No action is being taken in any jurisdiction outside of the United States that would permit a public offering of the shares of our common stock or possession or distribution of this prospectus in any such jurisdiction. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Certain market and industry data and forecasts included in this prospectus were obtained from independent market research, industry publications and surveys, governmental agencies and publicly available information. Industry surveys, publications and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying assumptions relied upon therein. Similarly, independent market research and industry forecasts, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. While we are not aware of any misstatements regarding the market or industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

Unless the context requires otherwise, references in this prospectus to “EV Mobility,” “EV Mobility, Inc.,” the “Company,” “we,” “us,” and “our” refer to either EV Mobility, Inc., a Delaware corporation, or its predecessor entity, EV Mobility, LLC, a Delaware limited liability company.

This prospectus may make reference to trademarks, service marks and tradenames owned by us or other companies. All such trademarks, service marks and tradenames, if any, included in this prospectus are the property of their respective owners.

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CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus other than statements of historical facts, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

●	our ability to implement our business strategy and transition to electric vehicles;
●	anticipated trends and challenges in our business and the markets in which we operate;
●	our expected future financial performance;
●	our expectations regarding our operating expenses;
●	our ability to anticipate market needs or develop new or enhanced products to meet those needs;
●	our expectations regarding market acceptance of our products and services;
●	our ability to compete in our industry and innovation by our competitors;
●	our ability to successfully identify and manage any potential acquisitions;
●	our ability to maintain or broaden our business relationships and develop new relationships with strategic alliances, suppliers, customers, distributors or otherwise;
●	our ability to recruit and retain qualified sales, technical and other key personnel;
●	our ability to obtain additional financing;
●	our ability to manage growth; and
●	other risks and uncertainties, including those described in the section entitled “Risk Factors” in this prospectus.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward- looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Special note regarding forward-looking statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Overview

EV Mobility, Inc. (the “Company”) provides electric vehicles (“EVs”) on demand, at any time of day and all-day, as an amenity to luxury hotels, multi-family luxury apartment buildings, and commercial buildings through its easy-to-use mobile app. An electric car sharing platform, EV Mobility allows residents and guests to easily reserve, unlock, and operate electronic vehicles - conveniently located in their building or hotel. As of the date of this prospectus, we currently have 60 EVs deployed at 39 properties. Please see the table under “Description of Business- Current Properties and Partnerships” on page 33.

We are advancing the next era of personal mobility by connecting residents and guests with a network of privately- owned and leased EVs. We believe that cars remain the preferred means of transportation for short-, medium-, and long-duration trips across a variety of use cases, but traditional mobility options frequently do not provide adequate and efficient access for consumers to vehicles.

The car sharing opportunity that EV Mobility delivers provides a more convenient, economically efficient, and environmentally and socially responsible way to access an extraordinary selection of vehicles compared to traditional car ownership, car rental or ride sharing. In our view, car rental services offer a commoditized, and often cumbersome experience, and ride sharing solutions typically support only limited use cases, largely centered around point-to-point mobility.

Our business strategy is centered around EVs because we believe it is clear that the automotive industry will continue to transition in this direction, due to a combination of rising consumer preferences for environmentally-friendly products and governmental policies that provide strong incentives and increasingly strict regulations for purchasing them. Among other things, the Inflation Reduction Act of 2022 provides a tax credit of $7,500 for qualifying EV purchases and the Biden Administration has set a goal of 50% EV sales in the U.S. by 2030. Our principal market, California, has announced that by 2035 the state will require all new vehicles sold to be EVs or plug-in hybrid electrics.

According to Forbes, EV sales in the United States in the second quarter of 2022 accounted for 5.6% of the total auto market, up from 2.7% in the second quarter of 2021. Further, per a report by Automotive News that relied on data collected by Experian, EV registrations in the U.S. were 60% higher in the first quarter of 2022 even as new car registrations overall dropped by 18%. California has the most EV sales over the last 10 years of any state in the U.S, per tracking done by Veloz, with a total of 1,304,581 sold out of 3,057,859 nationwide. Two of our other active markets, Florida and Washington State, rank second and fourth in nationwide EV sales, respectively, also according to Veloz. We expect these trends will only accelerate as EV charging stations become more prevalent and major automobile manufacturers continue to gradually shift away from internal combustion engine vehicles to EVs. In January 2023, Goldman Sachs Research issued a report that predicts that EVs will constitute 16% of all global automobile sales by 2025, 33% by 2030, and greater than 50% soon after 2035, respectively.

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Our Platform

Our platform provides the following advantages that we believe differentiate us:

●	Each site has dedicated EV cars available for residents or guests to use any time;

●	Each site has dedicated parking spots, with installed charging stations. Each EV has a fast- charging station installed near to a dedicated parking spot in the property’s vicinity;

●	Guests or residents can use the EV Mobility app to reserve a car, at no charge to them. Upon registration, each user will receive a dedicated code for their location in order to reserve. These codes are administered by the building or hotel and can be deactivated automatically;

●	Users can operate the EV indefinitely. The app is used to unlock, start, and operate the vehicle. Both EV Mobility and building administrators can track usage;

●	EV Mobility provides customer support. Properties and drivers can reach out to customer support through the app, phone or email – seven days per week, 24 hours per day;

●	Environmentally friendly. By offering access to a selection of energy-efficient vehicles, we contribute to sustainable vehicle use in local communities and help drive the gradual adoption of EVs; and

●	EV Mobility takes care of the rest. Cleaning, vehicle maintenance, and insurance are included in the monthly flat fee – as well as the charging station set-up and customer support.

Our app provides a seamless, simple platform that connects buildings with residents and guests, as applicable, and enables them to transact in a trusted, safe environment. The app is free to download and easy to use, enabling residents and guests to reserve and operate the EVs without inconvenience.

Our service and technology provide several benefits to both property owners and guests, residents and employees.

Benefits to Property Owners:

●	Improves resident and guest retention by offering access to convenient, no/low-cost, zero-emission transportation;

●	Reduces parking by eliminating the need for all residents or guests to have or rent a car, as applicable;

●	Improves a building’s sustainability with improved air quality, and reduced emissions; and

●	May provide benefits from tax credits and rebates relating to the installation of EV chargers

Benefits to Residents/Guests/Employees:

●	Low-cost access to on-demand transportation;

●	Convenience of having a car without the hassle of buying insurance, maintenance, and cleaning;

●	Eliminate personal carbon footprint by using green transportation; and

●	Easy access to an EV as a perk of living in your building, staying at a hotel, or working outside your home.

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Consumer Preferences and Market Opportunity

We believe there are several shifts in consumer behavior underway that are fueling this market opportunity.

●	On-demand, mobile-first services have changed consumer engagement. The proliferation of apps has led consumers to demand convenience and ease of use, with access to services whenever they want and wherever they are. From grocery and food delivery, to meeting with a doctor or healthcare provider remotely through digital channels, consumers increasingly place a premium not just on the ability for their needs to be met instantly, but also on the breadth and depth of choice available to them as part of these on-demand services. Successful modern businesses reach and engage consumers through mobile-first technologies, providing an on-demand, real-time, dynamic experience that adjusts to the consumer’s changing needs.

●	Consumer preferences are shifting to unique experiences. While consumers are increasingly relying on mobile channels and expecting on-demand access, there is a concurrent trend in which consumers favor and seek unique, bespoke products and services. Many consumers favor the exclusive, hard-to-get items over the mass-produced, and choose affordable, customized experiences over commoditized or one-size-fits-most options.

●	Mobility is changing as consumers today have more options. The ability to access services anywhere, anytime, through mobile devices and connectivity, has rapidly expanded the availability of mobility choices for consumers. This new world of mobility is the result of converging forces, defined by personal car ownership being replaced or complemented by services that provide access to transportation on demand. Shared mobility services have now become firmly integrated into urban transportation systems across the globe. Car sharing, scooter sharing, bike sharing, ride sharing/transportation network companies, or TNCs, and other systems now offer urban travelers access to transportation services that had long been only possible through personal vehicle ownership. These new services are helping to facilitate a shift towards mobility solutions that favor access over ownership and enable a paradigm where consumers have even more flexibility to choose how they want to move through the world and can even choose to forego car ownership completely

●	Limitations of current mobility solutions. As consumer preferences shift towards on-demand access to mobility as a complement to car ownership, the limitations inherent in existing mobility solutions have become more apparent. Ride sharing at its core does not scale to accommodate travel behavior or requirements beyond commuting and intra-urban mobility. While an incredibly effective method for urban transportation, ride sharing is expensive, and therefore does not unlock travel-oriented use cases. While car rental solutions provide more individual flexibility than ride sharing, the existing car rental industry does not adequately solve the ever-changing needs of the consumer. Car rental services do not provide a consumer-friendly approach.

We believe we have several significant advantages over our competitors:

●	Because our business is solely focused on car sharing, we are committed to ensuring the highest quality driver experience;

●	We deploy only EVs, which will become more popular for users in the future, as well as required by state and federal regulation;

●	EV Mobility has a proprietary and scalable technology platform specifically designed for car sharing; and

●	Our contracts with partners are drafted to establish long-term relationships, with a minimum commitment of one-to-three years, which we believe, along with our established relationship with our insurance carrier, will create barriers to entry for prospective competitors.

We intend to continue to grow our business by increasing awareness and adoption in existing markets, expanding into markets and broadening our relationships with existing hotels and buildings. Key elements of our growth strategy include:

●	Innovate on our app and platform. We intend to continue to invest in our technology platform to make the complicated aspects of our service even easier. We also intend to invest in research and development to continue introducing new features and services for both building and hotels, as well as users that make the EV Mobility experience easier and more convenient.

●	Expand and pursue additional partnerships. Over time, we plan to both expand in existing markets and enter new markets to deliver our service, relying initially on our relationships with Marriott, Brookfield Properties, Sentral, and Westgate Resorts and over time on new relationships we intend to create. We intend to concentrate on domestic markets for the foreseeable future, but hope to also develop the strength of an interconnected, global network. We aim to pursue strategic acquisitions and partnerships, as well as build on the strong relationships we have developed with our existing strategic partners.

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Future Growth and Revenues

We believe we are well-positioned to continue to grow our business organically, by adding more properties to our partner roster and deploying additional vehicles at both existing and new properties over both the short and long-term., Since our inception we have recognized and taken advantage of a market opportunity to quickly sell most of the EVs we have purchased directly from their manufacturer and realize a profit, as prices for these vehicles have fluctuated, sometimes very rapidly. We have then replaced the EVs at considerably lower cost. This has enabled us to remain relatively asset light and become short-term profitable even as a very young company.

However, prices of EVs in recent months have been declining, a trend that we believe is likely to continue. As a result, after buying and selling EVs in fiscal 2022 for an average profit of nearly $12,500 per vehicle, we sold no vehicles in the first quarter of fiscal 2023. In the future, we are doubtful that we will recognize a material amount of revenue through the purchase and swift resale of EVs. In order to achieve consistent profitability, we are focused on our core business of partnering with both commercial and residential properties to provide EVs for rental and convenient use by residents.

Corporate History and Information

EV Mobility was initially formed on March 2, 2021 as a Delaware limited liability company under the name “EV Mobility, LLC”. Immediately prior to the effectiveness of this registration statement, the Company intends to file a Certificate of Conversion from a Delaware Limited Liability Company to a Delaware Corporation with the Secretary of State of the State of Delaware, pursuant to Section 265 of the Delaware General Corporation Law and pursuant to the unanimous written consent of the managing member, in a transaction intended to be tax-free under the Internal Revenue Code, whereby EV Mobility, LLC will be converted into EV Mobility, Inc., a Delaware C corporation (the “Conversion”). Upon completion of the Conversion, the members of the EV Mobility, LLC will assign, transfer, exchange and convert their respective limited liability company membership interests of the EV Mobility, LLC to the Company in exchange for common stock of the Company. All of EV Mobility, LLC’s liabilities and assets, including its intellectual property, will be automatically transferred to the Company and the Company assumed ownership of such assets and liabilities.

Our address is 9777 Wilshire Boulevard, Suite 400, Beverly Hills, California 90210. Our telephone number is (310) 881-8015, and our website may be accessed at www.evmobility.com.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the federal securities laws. As an “emerging growth company,” we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

●	requiring only two years of audited financial statements in addition to any required unaudited interim financial statements, with a correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our periodic filings made under the Securities Act of 1933, as amended (the “Securities Act”);

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding shareholder advisory votes on our executive compensation, including any golden parachute arrangements; and

●	exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002 (“SOX”).

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We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We will continue to remain an emerging growth company until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.07 billion; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission (the “SEC”).

We are also a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a smaller reporting company after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on the price of our Common Stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float or a public float that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some, but not all, of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. In addition, For so long as we remain an emerging growth company, we may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to avail ourselves of the extended transition period for complying with new or revised financial accounting standards. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.

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THE OFFERING

The following summary contains general information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Common Stock Offered by Us	1,750,000 shares of common stock, par value $0.0001 per share.

Option to Purchase Additional Shares of Common stock	We have granted the underwriter an option for a period of 60 days from the date of this prospectus to purchase up to additional shares of our common stock, an amount equal to 15% of the number of shares offered hereby, on the same terms and conditions as set forth herein, to cover over-allotments, if any.

Common Stock to be Outstanding Immediately After this Offering	11,750,000 shares (or 12,012,500 shares if the representative of the underwriters exercises its option to purchase additional shares in full) (1)(2).

Use of Proceeds	We estimate that we will receive net proceeds from this offering of approximately $7 million, or approximately $8.3 million if the representative of the underwriters exercises its option to purchase additional shares in full, in each case, after deducting underwriting discounts and our estimated offering expenses. We expect to allocate approximately $5 for the acquisition and deployment of additional EVs and the installation of charging stations at properties; approximately $600,000 for sales and marketing related expenses; and approximately $1.4 million for general corporate expense and working capital.

Please see the section titled “Use of Proceeds” on page 22 for additional information.

Risk Factors	Investing in our common stock involves significant risks. Before making a decision whether to invest in our common stock, please read the information contained under the heading “Risk Factors” beginning on page 12 of this prospectus.

Common stock Trading Symbol; Proposed Cboe Trading Symbol	We have applied to list our common stock on Cboe under the symbol “EVMO”.

(1)	The number of shares of our common stock that will be outstanding immediately after the offering, giving effect to the Conversion. Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriter’s option to purchase 262,500 additional shares of our common stock.

(2)	Unless otherwise indicated, this prospectus reflects and assumes the following:

●	the completion of the Conversion, as a result of which the members of the EV Mobility, LLC will assign, transfer, exchange and convert their respective limited liability company membership interests of the EV Mobility, LLC to the Company in exchange for common stock of the Company.

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SUMMARY OF RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

Risks Related to Our Business

●	We have a limited operating history in an evolving industry, which makes it difficult to evaluate our current business and future prospects and may increase the risk of your investment.

●	As we continue to grow our business, we may be unable to achieve or sustain consistent profitability, particularly since our core business model requires us to split revenues with our partners.

●	We do not expect to generate any further material revenue from the purchase and sale of EVs, which will likely cause us to incur a net loss for at least the current fiscal year.

●	Because many of our expenses are fixed, we may not be able to limit our losses if we fail to achieve our forecasted revenue.

●	Car sharing is a relatively new market, and the rate of adoption and our associated growth in our current markets may not be representative of rates of adoption or future growth in other markets.

●	We face significant risks as we expand our operations, which could harm our business, operating results and financial condition.

●	Growth may place significant demands on our management and our infrastructure.

●	Manufacturer safety recalls could create risks to our business.

●	We face risks related to liabilities resulting from the use of our vehicles by our customers.

●	The impact of worldwide economic conditions, including the resulting effect on consumer spending, may adversely affect our business, operating results and financial condition.

●	The market for car sharing services is becoming increasingly competitive, and if we fail to compete effectively our business will suffer.

●	Our success depends on our users’ continued low cost, high-speed access to the Internet and the continued reliability of the Internet infrastructure.

●	System interruptions that impair access to our website or disrupt communications with our vehicles would damage our reputation and brand and our user experience, which could substantially harm our business and operating results.

●	If our efforts to build strong brand identity and maintain a high level of user satisfaction and loyalty are not successful, we may not be able to attract or retain hotels, buildings or user, and our operating results may be adversely affected.

●	If the security of our customers’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, our reputation or brand may be harmed, and we may be exposed to liability and a loss of customers.

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●	Failure to comply with data protection standards may cause us to lose the ability to offer our customers a credit card payment option which would increase our costs of processing reservations and make our services less attractive to our customers, substantially all of whom reserve our cars with a credit card.

●	Failure to comply with various state, county and city laws, including the collection of sales or related taxes, could harm our results of operations.

●	Failure to adequately protect our intellectual property could substantially harm our business and operating results.

●	If we are unable to protect our domain names, our reputation and brand could be adversely affected.

●	Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

●	Our failure to raise additional capital necessary to expand our operations and invest in our business could reduce our ability to compete successfully.

●	We depend on key and highly skilled personnel to operate our business, and if we are unable to retain our current personnel or hire additional personnel, our ability to develop and successfully market our business could be harmed.

●	We may become engaged in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management’s time and attention.

●	We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to public company compliance requirements.

●	Our business could be adversely impacted by persistent inflation.

Risks Related to this Offering and Ownership of Our Common Stock

●	An active trading market for our common stock may not develop, and you may not be able to resell your shares at or above the initial public offering price.

●	Our stock price may be volatile, and the market price of our common stock after this offering may drop below the price you pay.

●	Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

●	If securities or industry analysts do not publish research or reports about us, our business or our market, or if they make an adverse recommendation regarding our common stock, our stock price and trading volume could decline.

●	Our management will have broad discretion over the use of the proceeds we receive from this offering and might not apply the proceeds in ways that increase the value of your investment.

●	After the completion of this offering, we do not expect to declare any dividends in the foreseeable future.

●	Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

●	Our directors, executive officers and principal stockholders could have substantial control over us after this offering and could delay or prevent a change in corporate control.

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SUMMARY FINANCIAL and other DATA

The following table summarizes our financial data for the periods and as of the dates indicated. The statements of operations and balance sheet data for the year ended December 31, 2022 and the period from March 2, 2021 through December 31, 2021 are derived from our audited financial statements and notes thereto that are included elsewhere in this prospectus. The statements of operations and balance sheet data for the nine months ended September 30, 2023 and 2022, respectively, have been derived from our unaudited interim financial statements also included elsewhere in this prospectus. In our opinion, these unaudited interim financial statements have been prepared on a basis consistent with our audited financial statements and contain all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such financial data. Our historical results are not necessarily indicative of results that may be expected in the future, and results for the period ended September 30, 2023 are not necessarily indicative of the results to be expected for the full year ending December 31, 2023. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in the registration statement of which this prospectus forms a part.

	Year Ended December 31,		Nine Months Ended September 30,
	2022	2021	2023	2022

Rental Revenues	$258,222	38,541	$395,349	145,497
Cost of Revenue*	634,509	249,835	281,560	552,359
*Includes Vehicle Depreciation
Gross profit (deficit)	(376,287)	(211,294)	113,789	(417,568)

Operating income (expenses)
Selling and marketing expenses	(242,590)	-	(92,389)	(230,160)
Gain on sale of vehicles	3,026,278	-	(50,705)	3,026,278
General and administrative expenses	(1,229,606)	(351,990)	(798,658)	(633,907)
Total operating income (expenses)	1,554,082	(351,990)	(941,752)	2,162,211
Income (loss) from operations	1,177,795	(563,284)	(827,963)	1,751,913

Income (Loss) before provision for income taxes	1,177,795	(563,284)	(815,429)	1,754,249

Provision for income taxes	-	-	-	-

Net Income (loss)	$1,177,795	$(563,284)	(815,429)	1,754,249

	Year Ended December 31,		Nine Months Ended September 30,
	2022	2021	2023	2022
ASSETS
Current Assets:
Cash	$433,273	$25,863	66,551	1,080,914
Accounts receivable	16,886	-	1,949	6,848
Prepaid expense	-	-	26,217	-
Total current assets	450,159	25,863	94,717	1,087,762

Rental Vehicles, net	343,906	1,094,905	88,983	113,607
Loan Receivable – Related Party	-	400,000		-
TOTAL ASSETS	$794,065	$1,520,768	183,700	1,201,369

LIABILITIES AND MEMBERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$179,554	$27,021	63,157	15,387
Due to related party	-	-	250,000	-
Lease payable, current portion	-	32,954	-	-
Total current liabilities	179,554	59,975	313,157	15,387

Lease payable, net of current portion		24,077	-	-
Total Liabilities	179,554	84,052

Commitments and contingencies

MEMBERS EQUITY
Member Contributions	-	2,000,000	71,461
Accumulated deficit	614,511	(563,284)	(200,918)	1,185,982
Total MEMBERs’ deficit	614,511	1,436,716	(129,457)	1,185,982
TOTAL LIABILITIES AND MEMBERS’ DEFICIT	794,065	1,520,768	183,700	1,201,369

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks. Furthermore, these factors represent risks and uncertainties that could cause actual results to differ materially from those implied by forward-looking statements. We refer you to our cautionary note regarding “Forward-Looking Statements,” which identifies the forward-looking statements in this prospectus. The trading price of our common stock could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our common stock, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and the related notes.

Risks Related to Our Business

We have a limited operating history in an evolving industry, which makes it difficult to evaluate our current business and future prospects and may increase the risk of your investment.

Since our inception, our business model has not been fully proven. As a result, we have only a limited operating history, which may make it difficult to evaluate our current business and our future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including, in our case:

●	achieving market acceptance of our existing and future offerings;
●	challenges in accurate financial planning and forecasting;
●	the impact of the current pricing environment on our growth and profitability;
●	attracting and retaining hotels, buildings and users;
●	competing against companies with greater financial resources;
●	increasing expenses as we continue to grow our business;
●	risk of litigation losses or regulatory enforcement actions;
●	successfully expanding our business in existing markets and entering into new markets and geographies;
●	maintaining and enhancing the value of our reputation and brand;
●	avoiding interruptions or disruptions in our service;
●	securing our platform against technological threats;
●	hiring, integrating, and retaining talented technology, sales and marketing, customer service, and other personnel;
●	effectively managing rapid growth in our personnel and operations; and
●	maintaining and growing our partnerships and relationships with third parties, including with insurance providers, vehicle manufacturers, and online search engines.

We cannot assure you that we will be successful in addressing these and other challenges we may face in the future and if we do not manage these risks successfully, our business and results of operations may be adversely affected. You should consider our business and prospects in light of the risks and difficulties we may encounter as an early-stage company. Further, we may not be able to maintain our current rate of growth often characteristic of early-stage companies, and there is no assurance that our rate of growth will continue. We may not achieve sufficient revenue to achieve or maintain positive cash flow from operations or profitability in any given period.

As we continue to grow our business, we may be unable to achieve or sustain consistent profitability, particularly since our core business model requires us to split revenues with our partners.

We do not yet know if our long-term business operations in which we deploy EVs in hotels, apartment buildings and commercial buildings as vehicles available for rent, will become consistently profitable. Our core business model requires that we split our gross revenues with our partners, i.e. the buildings with which we enter into service agreements, which will make continued profitability an even greater challenge. We expect to incur significant future expenses as we develop and expand our business, which will make it harder for us to achieve and maintain future profitability. We may incur significant losses in the future for a number of reasons, including the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not be able to achieve or maintain profitability.

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We do not expect to generate any further material revenue from the purchase and sale of EVs, which will likely cause us to incur a net loss for at least the current fiscal year.

To date, we have achieved profitability through the buying and relatively swift reselling of EVs as a short-term part of our overall business plan. However, because the market price of EVs has generally declined during this fiscal year, we did not sell any EVs in the first quarter and none to date in the second quarter. As a result, we may, and expect to, incur a net loss in 2023, and possibly beyond, as we do not expect this reselling activity to resume in the near future, if at all. We are doubtful that we will again recognize a material amount of revenue through the purchase and swift resale of EVs. In order to achieve consistent profitability, we are focused on our core business of partnering with both commercial and residential properties to provide EVs for rental and convenient use by residents.

Because many of our expenses are fixed, we may not be able to limit our losses if we fail to achieve our forecasted revenue.

To fulfill the anticipated demand for our car sharing services, we must make significant investments in vehicles and parking. The build-up of our fleet in advance of actual reservations exposes us to significant up-front fixed costs. If market demand for our services does not increase as quickly as we have anticipated, or if there is a rapid and unexpected decline in demand for our services, we may be unable to offset these fixed costs and to achieve economies of scale, and our operating results may be adversely affected as a result of high operating expenses, reduced margins, underutilization of capacity and asset impairment charges.

Car sharing is a relatively new market, and the rate of adoption and our associated growth in our current markets may not be representative of rates of adoption or future growth in other markets.

We derive, and expect to continue to derive, substantially all of our revenue from car sharing, a relatively new and rapidly evolving market. If the market for car sharing fails to grow or grows more slowly than we currently anticipate, our business would be negatively affected. To date, we have targeted expansion into markets we believe are the most likely to adopt car sharing. However, our efforts to expand within and beyond our existing markets may not achieve the same success, or rate of adoption, we have achieved to date.

We face significant risks as we expand our operations, which could harm our business, operating results and financial condition.

Our efforts to expand our operations into new markets involve various risks, including the need to invest significant resources in such expansion, the possibility that returns on such investments will not be achieved in the near future or at all and competitive environments with which we are unfamiliar. Our expansion into new markets may not prove to be successful in those markets where awareness and adoption of car sharing by the local population is limited.

Growth may place significant demands on our management and our infrastructure.

We have experienced substantial growth in our business. This growth has placed and may continue to place significant demands on our management and our operational and financial infrastructure. Many of our systems and operational practices were implemented when we were at a smaller scale of operations. In addition, as we grow, we have implemented new systems and software to help run our operations. As our operations grow in size, scope and complexity, we will need to continue to improve and upgrade our systems and infrastructure to offer an increasing number of enhanced services, solutions and features. We may choose to commit significant financial, operational and technical resources in advance of an expected increase in the volume of business, with no assurance that the volume of business will increase. Continued growth could also strain our ability to maintain reliable service levels for existing and new hotels, buildings and users, which could adversely affect our reputation and our business. For example, if we experience demand for our vehicles in excess of our estimates, our fleet may be insufficient to support the higher demand, which could harm our customer experience and overall reputation.

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Manufacturer safety recalls could create risks to our business.

Our vehicles may be subject to safety recalls by their manufacturers. Under certain circumstances, the recalls may cause us to attempt to retrieve vehicles in circulation for use or to decline to allow guests or residents to reserve such vehicles until we can arrange for the steps described in the recalls to be taken. Depending on the severity of the recall, it could materially adversely affect our revenues, create bad will with some of our customers, reduce the residual value of the vehicles involved and harm our general reputation and brand.

We face risks related to liabilities resulting from the use of our vehicles by our customers.

Our business can expose us to claims for personal injury, death and property damage resulting from the use of our cars. For example, a guest or resident may be using one of our cars that has worn tires or some mechanical or other problem, including a manufacturing defect, that contributes to a motor vehicle accident that results in a death or significant property damage for which we may be liable. To the extent that we are found at fault or otherwise responsible for an accident, our current insurance coverage with our carrier, American Business Insurance, is limited to $1 million per accident and $5 million for general liability.

The impact of worldwide economic conditions, including the resulting effect on consumer spending, may adversely affect our business, operating results and financial condition.

Our performance is subject to worldwide economic conditions and, in particular, their impact on levels of consumer spending. Consumer purchases of discretionary items generally decline during recessionary periods and other periods in which disposable income is adversely affected. Because a significant portion of spending for our services may be considered to be discretionary, declines in consumer spending may have a more negative effect on our business than on those businesses that sell products or services considered to be necessities.

Moreover, the majority of our users are located in major metropolitan areas in California such as Los Angeles, San Diego and San Francisco, and, to the extent that any one of these geographic areas experiences any of the above-described conditions to a greater extent than other geographic areas, the adverse effect on our financial condition and operating results could be exacerbated.

Our revenues and operating results could vary significantly from quarter to quarter because of a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful.

In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly results include:

●	the high fixed costs inherent in our business, which limit our ability to adjust for period-to-period changes in demand;
●	the effects of natural disruptions in our major metropolitan areas, including long periods of rain or other inclement weather patterns in any of our markets;
●	system interruptions that impair access to our website, key vendors or communication with our vehicles and any related impact on our reputation;
●	our ability to forecast revenues accurately and appropriately plan our expenses; and
●	our ability to forecast vehicle damage claims for which we do not have third-party insurance coverage

Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, operating results and financial condition would be harmed.

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The market for car sharing services is becoming increasingly competitive, and if we fail to compete effectively our business will suffer.

We expect that the competitive environment for our car sharing service will become more intense as additional companies enter our markets. Currently, our primary competitors are traditional rental car companies that have recently begun operating car sharing services, which generally have greater name recognition among our target customers and greater financial, technical and marketing resources. Secondary competitors include for-profit and not-for-profit companies who provide car sharing services in specific neighborhoods, communities or cities. These secondary competitors may increase the number of vehicles in their fleets or enhance the vehicle offerings in their existing fleets to be more competitive, and additional competitors may enter our markets. Some of our competitors may respond more quickly to new or emerging technologies and changes in driver preferences or requirements that may render our services less desirable or obsolete. These competitors could introduce new solutions with competitive price and convenience characteristics or undertake more aggressive marketing campaigns than ours. We believe that price is one of the primary competitive factors in our market and pricing in our markets is very transparent. Our competitors, some of whom may have access to substantial capital, may seek to compete aggressively on the basis of pricing. To the extent that we decrease our pricing as a result of downward pricing by our competitors and are not able to reduce our operating costs, it could have a material adverse impact on our results of operations, as we may lose customers and experience a decrease in reservations.

Our success depends on our users’ continued low cost, high-speed access to the Internet and the continued reliability of the Internet infrastructure.

Because our services are designed primarily to work over the Internet, our revenue growth depends on our users’ low cost, high-speed access to the Internet, as well as the continued maintenance and development of the Internet infrastructure, including the wireless Internet infrastructure. The future delivery of our services will depend on third-party Internet service providers to expand high-speed Internet access, to maintain a reliable network with the necessary speed, data capacity and security, and to develop complementary products and services for providing reliable and timely Internet access and services. The success of our business depends directly on the continued accessibility, maintenance and improvement of the Internet as a convenient means of customer interaction. All of these factors are out of our control.

System interruptions that impair access to our website or disrupt communications with our vehicles would damage our reputation and brand and our user experience, which could substantially harm our business and operating results.

The satisfactory performance, reliability and availability of our reservation system software, website and network infrastructure are critical to our reputation, our ability to attract and retain both existing and potential users and our ability to maintain adequate service levels. Any systems interruption that results in the unavailability of our website or a disruption in our vehicle communications platform could result in negative publicity, damage our reputation and brand and cause our business and operating results to suffer. We may experience temporary system interruptions (either to our website or to the vehicle-on-demand hardware systems in our cars) for a variety of reasons, including network failures, power failures, cyber-attacks, software errors or an overwhelming number of customers or visitors trying to reach our website during periods of strong demand. Because we are dependent in part on third parties for the implementation and maintenance of certain aspects of our systems and because some of the causes of system interruptions may be outside of our control, we may not be able to remedy such interruptions in a timely manner, or at all. Problems faced by our third-party web hosting provider, with the telecommunications network providers with whom it contracts or with the systems by which it allocates capacity among its customers, including us, could adversely impact the experience of our customers.

Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data. Any attempts by hackers to disrupt our website service or our internal systems, if successful, could harm our business, be expensive to remedy and damage our reputation or brand. Our insurance does not cover expenses related to direct attacks on our website or internal systems. Efforts to prevent hackers from entering our computer systems are expensive to implement and may limit the functionality of our services. Any significant disruption to our website or internal computer systems could result in a loss of customers and adversely affect our business and results of operations.

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If our efforts to build strong brand identity and maintain a high level of user satisfaction and loyalty are not successful, we may not be able to attract or retain hotels, buildings or user, and our operating results may be adversely affected.

We must continue to build and maintain strong brand identity. Consumer awareness of, and the perceived value of, our brand will depend largely on the success of our marketing efforts and our ability to provide a consistent, high-quality customer experience. Failure to provide our users with high-quality reservation and drive experiences for any reason could substantially harm our reputation and adversely affect our efforts to develop as a trusted brand. To promote our brand, we expect to incur expenses related to advertising and other marketing efforts, but we cannot be sure that this investment will be profitable.

If the security of our customers’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, our reputation or brand may be harmed, and we may be exposed to liability and a loss of customers.

Our system stores, processes and transmits our customers’ confidential information, including credit card information, driver license numbers and other sensitive data. We rely on encryption, authentication and other technologies licensed from third parties, as well as administrative and physical safeguards, to secure such confidential information. Any compromise of our information security could damage our reputation and brand and expose us to a risk of loss, costly litigation and liability that would substantially harm our business and operating results. We and our third-party data center facilities may not have adequately assessed the internal and external risks posed to the security of our company’s systems and information and may not have implemented adequate preventative safeguards or take adequate reactionary measures in the event of a security incident. In addition, most states have enacted laws requiring companies to notify individuals and often state authorities of data security breaches involving their personal data. These mandatory disclosures regarding a security breach often lead to widespread negative publicity, which may cause our customers to lose confidence in the effectiveness of our data security measures. Any security breach, whether successful or not, would harm our reputation and brand, and it could cause the loss of customers.

Failure to comply with data protection standards may cause us to lose the ability to offer our customers a credit card payment option which would increase our costs of processing reservations and make our services less attractive to our customers, substantially all of whom reserve our cars with a credit card.

Major payment card issuers have adopted data protection standards and have incorporated these standards into their contracts with us. If we fail to maintain our compliance with the data protection and documentation standards adopted by the major payment card issuers and applicable to us, these issuers could raise the rates they charge us for payment card transactions, impose fines and penalties on us, or terminate their agreements with us, and we could even lose our ability to offer our customers a credit card payment option. Substantially all of our customers reserve cars online with a credit card, and our business depends substantially upon our ability to offer the credit card payment option. Fines, penalties, and increases in the rates charged for payment card transactions could adversely affect our financial results. Any loss of our ability to offer our customers a credit card payment option would make our services less attractive to them and hurt our business and cause a loss of revenue. Our administrative costs related to payment processing would also increase significantly if we were not able to accept credit card payments for reservations.

Failure to comply with various state, county and city laws, including the collection of sales or related taxes, could harm our results of operations.

Our business is subject to various local and state tax collection requirements. Amounts that we are required to collect may change frequently. As a result, we need to continually ensure proper taxes are collected and remitted to the appropriate tax agencies. If we do not collect the appropriate taxes from our customers, we may need to pay more than what we have collected. In addition, we may be audited by various states and agencies to ensure compliance with tax collection requirements. Such audits could result in additional sales or other tax collection obligations on us which we may not be able to recover from our customers. Such obligations could have a material adverse impact on our future operating results.

To date, most state, county and city taxing authorities have not required us or our customers to pay a rental car tax each time a car is reserved. However, there can be no assurance such tax will not be imposed on us and our customers in the future. Imposing such tax would have a material adverse effect on our business.

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Failure to adequately protect our intellectual property could substantially harm our business and operating results.

Because our business depends substantially on our intellectual property, including our proprietary vehicle platform system, the protection of our intellectual property rights is crucial to the success of our business. We rely on a combination of trademark, trade secret and copyright law and contractual restrictions to protect our intellectual property. These afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our website features, software and functionality or obtain and use information that we consider proprietary, such as the technology used to operate our website, our content and our trademarks. Moreover, policing our proprietary rights is difficult and may not always be effective. In particular, we may need to enforce our rights under the laws of countries that do not protect proprietary rights to as great an extent as do the laws of the United States.

We have applied to register “EV Mobility” as a trademark in the United States. Competitors have adopted and, in the future, may adopt service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term “EV Mobility” or any other future trademarks we register or attempt to register.

Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States and abroad may be necessary in the future to enforce our intellectual property rights, to protect our patent rights, trade secrets, trademarks and domain names and to determine the validity and scope of the proprietary rights of others. Our efforts to enforce or protect our proprietary rights may be ineffective and could result in substantial costs and diversion of resources and could substantially harm our operating results.

If we are unable to protect our domain names, our reputation and brand could be adversely affected.

We currently hold various domain names relating to our brand, including EVmobility.com. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for customers and potential customers to find our website and our car sharing service. The acquisition and maintenance of domain names generally are regulated by governmental agencies and their designees. The regulation of domain names in the United States may change in the near future. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We principally rely on trade secrets to protect our proprietary technologies. We have devoted substantial resources to the development of our proprietary technology, including our proprietary reservation software system, and related processes. In order to protect our proprietary technology and processes, we rely in significant part on confidentiality agreements with our employees, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we would not be able to assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Our failure to raise additional capital necessary to expand our operations and invest in our business could reduce our ability to compete successfully.

We may require additional capital in the future and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests, and the per share value of our common stock could decline. Moreover, any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our common stock, including shares of common stock sold in this offering. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios. If we need additional capital and cannot raise or otherwise obtain it on acceptable terms, we may not be able to, among other things:

●	develop or introduce service enhancements to our hotels, buildings and users;
●	increase our fleet of vehicles;

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●	continue to expand our development, sales and marketing and general and administrative organizations;
●	expand our operations; and
●	respond to competitive pressures or unanticipated working capital requirements.

We depend on key and highly skilled personnel to operate our business, and if we are unable to retain our current personnel or hire additional personnel, our ability to develop and successfully market our business could be harmed.

We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial, technical, finance and sales and marketing personnel. We plan to continue to expand our work force. We compete in the market for personnel against numerous companies, including larger, more established competitors who have significantly greater financial resources than we do and may be in a better financial position to offer higher compensation packages to attract and retain human capital. We cannot be certain that we will be successful in attracting and retaining the skilled personnel necessary to operate our business effectively in the future.

Moreover, we believe that our future success is highly dependent on the contributions of our executive team, particularly our Chief Executive Officer, Ramy El-Batrawi. Our key employees possess a specialized knowledge of our business and industry and would be extremely difficult to replace. In addition, the loss of any key employee or the inability to attract or retain qualified personnel could harm the market’s perception of us and our brand. Competition for qualified personnel is particularly intense in the Los Angeles, California area, where our headquarters are located. Qualified individuals are in high demand, and we may incur significant costs to attract them. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing operational and managerial requirements or may be required to pay increased compensation in order to do so. If we are unable to attract and retain the qualified personnel we need to succeed, our business will suffer.

We may become engaged in legal proceedings that could cause us to incur unforeseen expenses and could occupy a significant amount of our management’s time and attention.

From time to time, we may be subject to litigation or claims that could negatively affect our business operations and financial position. Litigation disputes could cause us to incur unforeseen expenses, could occupy a significant amount of our management’s time and attention and could negatively affect our business operations and financial position.

Our business is subject to the risks of earthquakes, fires, floods and other natural catastrophic events and to interruption by man-made problems such as computer viruses and terrorism.

Our systems and operations are vulnerable to damage or interruption from earthquakes, volcanoes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. For example, a significant natural disaster, such as an earthquake, fire or flood, could have a material adverse impact on our business, operating results and financial condition, and our insurance coverage may be insufficient to compensate us for losses that may occur. Acts of terrorism, which may be targeted at metropolitan areas which have higher population density than rural areas, could cause disruptions in our business or the economy as a whole. Our servers may also be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems, which could lead to interruptions, delays, loss of critical data or the unauthorized disclosure of confidential customer data. We may not have sufficient protection or recovery plans in certain circumstances and our business interruption insurance may be insufficient to compensate us for losses that may occur. As we rely heavily on our servers, computer and communications systems and the Internet to conduct our business and provide a high-quality customer experience, such disruptions could negatively impact our ability to run our business, which could have an adverse effect on our operating results.

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In addition, the extent to which the COVID-19 pandemic may adversely affect our business, financial condition, results of operations, and cash flows will depend on future developments, which are highly uncertain and cannot reasonably be predicted with confidence at this time, including the duration, spread, and severity of the pandemic; subsequent waves of infection or variant strains; the timing, availability, and effectiveness of vaccines as well as vaccination rates among the population; future government responses to the pandemic; potential restrictions on our business and the business of our hosts; the impact of the pandemic on the United States and global economics and demand for our offering; how quickly and to what extent normal economic and operating conditions resume; and the reaction of our hotels, buildings and users to these developments.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to public company compliance requirements.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, and rules subsequently implemented by the Securities and Exchange Commission (“SEC”), as well as Cboe, require public companies to meet certain corporate governance standards. Our management and other personnel will need to devote a substantial amount of time to these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations may make it more expensive for us to obtain directors and officers liability insurance coverage and more difficult for us to attract and retain qualified persons to serve as directors or executive officers. We currently are unable to estimate these costs with any degree of certainty.

In addition, the Sarbanes-Oxley Act requires that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must annually perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. In order to comply with Section 404, we may incur substantial accounting expense, expend significant management time on compliance-related issues, and hire additional finance and accounting staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock would likely decline and we could be subject to lawsuits, sanctions or investigations by regulatory authorities, which would require additional financial and management resources.

Our business could be adversely impacted by persistent inflation.

Since April 2021, the U.S. consumer price index has risen by approximately 13%, while the cost of certain essential items has increased by 20% or more. While these inflationary trends have not yet affected the EV market, and prices for certain branded EVs such as Tesla have been declining in recent months, there can be no assurance that overall inflation will not persist and begin to have an adverse impact on previously unaffected markets over the coming months and possibly years. If the EV market is so affected, our operating expenses could increase to a level where it may become difficult to continue to execute our business plan and realize our growth trajectory, and possibly even result in a material adverse event.

Risks Related to this Offering and Ownership of Our Common Stock

An active trading market for our common stock may not develop, and you may not be able to resell your shares at or above the initial public offering price.

Prior to this offering, there has been no public market for shares of our common stock. We have applied to list our common stock on Cboe; if this application is not approved, we will not proceed with this offering. Even if our listing application is approved, there can be no assurance that an active trading market for our shares will develop or be sustained following this offering. The initial public offering price of our common stock will be determined through negotiations between us and the underwriter. This initial public offering price may not be indicative of the market price of our common stock after the offering. In the absence of an active trading market for our common stock, investors may not be able to sell their common stock at or above the initial public offering price or at the time that they would like to sell.

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Our stock price may be volatile, and the market price of our common stock after this offering may drop below the price you pay.

The market price of our common stock could be subject to significant fluctuations after this offering, and it may decline below the initial public offering price. Market prices for securities of early-stage companies have historically been particularly volatile. As a result of this volatility, you may not be able to sell your common stock at or above the initial public offering price. Some of the factors that may cause the market price of our common stock to fluctuate include:

●	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
●	fluctuations in our revenue due to decreases in customers or customer usage of our cars;
●	changes in estimates of our financial results or recommendations by securities analysts;
●	failure of our car sharing service to achieve or maintain market acceptance;
●	success of competitive service offerings or technologies;
●	changes in our capital structure, such as future issuances of securities or the incurrence of debt;
●	announcements by us or our competitors of significant services, contracts, acquisitions or strategic alliances;
●	regulatory developments in the United States;
●	litigation involving us;
●	additions or departures of key personnel;
●	investors’ general perception of us; and
●	changes in general economic, industry and market conditions.

In addition, if the market for technology and source sector stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our outstanding common stock immediately after this offering. Therefore, if you purchase our common stock in this offering at an assumed initial offering price of $5 per share, which is the midpoint of the price range listed on the cover page of this prospectus, you will incur immediate dilution of $4.26 in net tangible book value per share from the price you paid. In addition, following this offering, purchasers in the offering will have contributed 54% of the total consideration paid by our stockholders to purchase shares of common stock.

If securities or industry analysts do not publish research or reports about us, our business or our market, or if they make an adverse recommendation regarding our common stock, our stock price and trading volume could decline.

The trading market for our common stock may be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us in the future adversely change their recommendation regarding our stock, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

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Our management will have broad discretion over the use of the proceeds we receive from this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds of this offering in ways that increase the value of your investment. We expect to use the net proceeds to us from this offering for repayment of existing debt, business expansion, working capital and other general corporate purposes, which may in the future include investments in, or acquisitions of, complementary businesses, joint ventures, partnerships, services or technologies. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

After the completion of this offering, we do not expect to declare any dividends in the foreseeable future.

After the completion of this offering, we do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors may need to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our certificate of incorporation, bylaws and Delaware law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our board of directors. Our corporate governance documents include provisions:

●	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock;
●	limiting the liability of, and providing indemnification to, our directors and officers;
●	limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;
●	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;
●	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings; and
●	limiting the determination of the number of directors on our board of directors and the filling of vacancies or newly created seats on the board to our board of directors then in office.

These provisions, alone or together, could delay hostile takeovers and changes in control of our company or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Our directors, executive officers and principal stockholders could have substantial control over us after this offering and could delay or prevent a change in corporate control.

After this offering, our directors, executive officers and holders of more than 5% of our common stock, together with their affiliates, will beneficially own, in the aggregate, approximately 74.55%  of our outstanding common stock, assuming no exercise of the underwriters’ option to purchase additional shares of our common stock in this offering. As a result, these stockholders, if they were to act together, could have significant influence over the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, if they were to act together, could have significant influence over the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of our common stock by:

●	delaying, deferring or preventing a change in corporate control;
●	impeding a merger, consolidation, takeover or other business combination involving us; or
●	discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $7 million (or approximately $8.3 million if the Underwriter’s option to purchase additional shares is exercised in full) based on an assumed initial public offering price of $5 per share of common stock, the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds from this offering as follows:

●	Approximately $5 million for the acquisition and deployment of additional EVs and the installation of charging stations at properties;

●	Approximately $600,000 for sales and marketing related expenses; and

●	Approximately $1.4 million for general corporate expense and working capital.

We may also use a portion of the net proceeds from this offering to pursue potential strategic acquisitions, although we do not have any specific plans or arrangements to do so at this time.

PENDING OTHER USES, WE INTEND TO INVEST OUR PROCEEDS FROM THE OFFERING IN SHORT-TERM INVESTMENTS OR HOLD THEM AS CASH. WE CANNOT PREDICT WHETHER THE PROCEEDS INVESTED, IF ANY, WILL YIELD A FAVORABLE RETURN. OUR MANAGEMENT WILL HAVE BROAD DISCRETION IN THE USE OF THE NET PROCEEDS FROM THE OFFERING, AND INVESTORS WILL BE RELYING ON THE JUDGMENT OF OUR MANAGEMENT REGARDING THE APPLICATION OF THE NET PROCEEDS.

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DIVIDEND POLICY

We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to applicable laws, and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and any other factors our board of directors may deem relevant. In addition, our ability to pay dividends may be restricted by any agreements we may enter into in the future.

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CAPITALIZATION

The following table sets forth our cash and our capitalization as of September 30, 2023, as follows:

	As of September 30, 2023
	Actual	Pro forma	As Adjusted (1)

Cash and equivalents	$66,551	$66,551	$7,479,051
Members’ Equity
Common stock, $0.0001 par value; 190,000,000 shares authorized; 10,000,000 shares issued and outstanding	-	100	118
Undesignated preferred stock, $0.0001 par value; 2,000,000 shares authorized issued and outstanding	-
Additional paid-in capital	71,461	71,361	7,483,861
Total members’ equity	(200,918)	(200,918)	7,211,582
Total capitalization	$(134,367)	$(134,3676)	$267,433

(1) The pro forma balance sheet data in the table above reflects the Conversion, based on the assumed initial public offering price of $5 per share, which is the midpoint of the price range set forth on the cover page of this prospectus; and

(2) The pro forma as adjusted balance sheet data in the table above reflects the sale and issuance by us of 1,750,000 shares of our common stock in this offering, based upon the assumed public offering price of $5 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

Net tangible book value (deficit) per share of our common stock is determined at any date by subtracting our total liabilities from the amount of our total tangible assets (total assets less intangible assets) and dividing the difference by the number of shares of our common stock deemed to be outstanding at that date. Dilution in net tangible book value (deficit) per share represents the difference between the amount per share paid by investors in this offering and the net tangible book value (deficit) per share of our common stock immediately after this offering.

After giving effect to the Conversion, our historical net tangible book value as of September 30, 2023 was approximately $(63,802) million, or $(0.006) per share. Our historical net tangible book value (deficit) per share represents our total tangible assets less our total liabilities, divided by the equivalent number of shares of common stock that would have been outstanding as of December 31, 2022.

Our pro forma net tangible book value as of September 30, 2023 was $(0.006) per share. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total equivalent number of shares of our common stock outstanding as of December 31, 2022.

After further giving effect to the sale of shares of our common stock in this offering at the assume public offering price of $5 per share, which is the midpoint of the price range listed on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2023 would have been approximately $ 8.69 million, or $0.74 per share. This represents an immediate increase in net tangible book value of $0.75 per share to stockholders existing immediately prior to the offering and immediate dilution in net tangible book value of $4.26 per share to investors in this offering. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share	$	5.00
Historical net tangible book value (deficit) per share as of September 30, 2023	$	(134,367)
Pro Forma net tangible book value per share as of September 30, 2023		(134,367)
Increase in pro forma net tangible book value per share		-
Pro forma as adjusted net tangible per share		(0.006)
Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering	$	-
Dilution Table
Assumed offering price per share		$5.00
Net tangible book value per share before offering		$(0.006)
Increase per share attributable to offering		$0.746
Net tangible book value per share as adjusted to reflect the offering		$0.739
Dilution per share to new shareholders		$4.26

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our Corporate History and Background

EV Mobility was initially formed on March 2, 2021 as a Delaware limited liability company under the name “EV Mobility, LLC” and will, prior to the completion of this initial public offering, convert into a Delaware corporation pursuant to the unanimous written consent of our former managing manager and members in a transaction intended to be tax-free under the Internal Revenue Code. Pursuant to the Conversion, the members of EV Mobility, LLC will assign, transfer, exchange and convert their respective limited liability company membership interests of EV Mobility, LLC to the Company in exchange for common stock of the Company. All of EV Mobility, LLC’s liabilities and assets, including its intellectual property, will automatically transfer to the Company and the Company will assumed ownership of such assets and liabilities upon the filing of the “Certificate of Conversion from a Delaware Limited Liability Company to a Delaware Corporation” with the State of Delaware pursuant to Section 265 of the Delaware General Corporation Law. The Company will then operate as a “C” corporation formed under the laws of the State of Delaware.

EV Mobility provides EVs on demand, at any time of day and all-day, as an amenity to luxury hotels, multi-family luxury apartment buildings, and commercial buildings through its easy-to-use mobile app. An electric car sharing platform, EV Mobility allows residents and guests to easily reserve, unlock, and operate electronic vehicles - conveniently located in their building or hotel.

Our address is 9777 Wilshire Boulevard, Suite 400, Beverly Hills, California 90210. Our telephone number is (310) 881-8015, and our website may be accessed at www.evmobility.com.

Results of Operations—Nine Months Ended September 30, 2023, Compared to Nine Months Ended September 30, 2022

Total Revenues

Revenues for the nine months ended September 30, 2023 were $395,349, an increase of $249,852, or 171.7%, compared to revenue for the nine months ended September 30, 2022 of $145,497. The increase is principally due to organic growth in EV rentals resulting from increases in the number of properties we have entered into service agreements with and the number of total EVs we have deployed at such properties.

Cost of Revenues

The principal components of costs of revenue are depreciation of the vehicles, vehicle insurance and maintenance.

Cost of revenues for the nine months ended September 30, 2023 was $281,560, a decrease of $274,235, or 49%, compared to cost of revenues for the nine months ended September 30, 2022 of $555,795. The decrease is due to our having largely discontinued buying and quickly reselling EVs, which has stabilized our fleet and made costs more predictable.

Selling and Marketing Expenses

Selling and marketing expenses for the nine months ended September 30, 2023 were $92,389, a decrease of $137,771, or 60%, compared to selling and marketing expenses for the nine months ended September 30, 2022. The decrease is due to a more targeted marketing campaign aimed at certain properties and localities, as well as our enhanced brand.

General and Administrative Expenses

General and administrative expenses for the nine months ended September 30, 2023 were $798,658, representing an increase of $164,751, or 25.9%, over the nine months ended September 30, 2022 of $633,907. The increase is principally due to greater expenses resulting from our organic growth, including the acquisition of more EVs, hiring additional personnel, the placement of EV charging stations at new properties, and higher salaries professional fees.

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Gain on sale of vehicles

Gain on sale of vehicles decreased from a gain of $3,026,278 for the period ended September 30, 2022 as compared to a loss of $50,705 for the period ended September 30, 2023. The decrease in gain was due to the sales of vehicles during the nine months ended September 30, 2022 when the Company had an opportunity to sell the cars at a significant mark-up due to the demand for used vehicles.

Total Operating Income (Expenses)

Total operating loss for the nine months ended September 30, 2023 were $827,963, compared to operating income for the nine months ended June 30, 2022 of $1,751,913. The decrease in income is due to the reasons described above.

Other income (expense)

Other income for the nine months ended September 30, 2023 was $12,534 compared to $2,336 other income for the nine months ended September 30, 2022.

Net Loss

Net loss for the nine months ended September 30, 2023 was $815,429, compared to net income $1,754,249 for the nine months ended September 30, 2022. The increase is due to the reasons described above, particularly our having largely discontinued buying and quickly reselling EVs, which was profitable during fiscal 2022.

Results of Operations—Twelve Months Ended December 31, 2022, Compared to the period from Inception (March 2, 2021) to December 31, 2021

Total Revenues

Revenues for the twelve months ended December 31, 2022 were $258,222, an increase of $219,681, or 569.9%, compared to revenue for the period ended December 31, 2021 of $38,541. The increase is principally due to organic growth in EV rentals resulting from increases in the number of properties we have entered into service agreements with and the number of total EVs we have deployed at such properties.

Cost of Revenues

The principal components of costs of revenue are depreciation of the vehicles, vehicle insurance and maintenance.

Cost of revenues for the twelve months ended December 31, 2022 was $634,509, an increase of $384,674, or 153.9%, compared to cost of revenues for the period ended December 31, 2021 of $249,835. The increase is due to having more vehicles available for rental in the current year as opposed to the prior period.

Selling and Marketing Expenses

Selling and marketing expenses for the twelve months ended December 31, 2022 were $(242,590), an increase of $242,590 compared to the zero recognized in the prior period ended December 31, 2021. The increase is due to increase marketing activity during a full year of operations during the year ended December 31, 2022.

General and Administrative Expenses

General and administrative expenses for the twelve months ended December 31, 2022 were $(1,229,606), representing an increase of $877,616, or 249.3%, over the period ended December 31, 2021 of $(351,990). The increase is principally due to greater expenses resulting from our organic growth, including the acquisition of more EVs, hiring additional personnel, the placement of EV charging stations at new properties, and higher salaries professional fees.

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Gain on sale of vehicles

Gain on sale of vehicles for the twelve months ended December 31, 2022 was $3,026,278, representing an increase of 100% compared to the period ended December 31, 2021. The increase is due to the sales of vehicles during the twelve months ended December 31, 2022, when the company had an opportunity to sell the cars at a significant mark-up due to the demand for used vehicles.

Total Operating Income (expenses)

Total operating income for the twelve months ended December 31, 2022 was $1,177,795 as compared to operating loss of $(563,284) for the period ended December 31, 2021. The increase in income is due to the reasons described above.

Net Income (Loss)

Net income for the twelve months ended December 31, 2022 was $1,177,795, representing an increase of $1,741,079 compared to $(563,284) net loss for the period ended December 31, 2021. The increase is due to the reasons described above, particularly our having bought and quickly resold EVs during fiscal 2022.

Liquidity, Capital Resources and Plan of Operations

Current Assets, Liabilities and Working Capital

At September 30, 2023, the Company’s current assets totaled $94,717, current liabilities totaled $313,157, and working capital was $(218,440). At December 31, 2022, the Company’s current assets totaled $450,159, current liabilities totaled $179,554 and working capital was $270,605.

Regarding current liabilities, the amounts categorized as accounts payable and accrued expenses totaled $63,157 as of September 30, 2023.

Since inception, our principal source of operating funds has been capital contributions from the members of EV Mobility, LLC. During the year ended December 31, 2021, the Company received capital investments from three members totaling $2,000,000. During the year ended December 31, 2022, the Company received additional investments from five (5) members totaling $5,450,000, of which $5,000,000 came from our incoming chief executive officer, Ramy El-Batrawi. No other capital investment from an LLC member would qualify as a “related person transaction” under applicable SEC regulations, as the capital contribution either did not come from one of the other incoming directors or executive officers of the Company, or their immediate family members, or the contribution did not exceed the reporting threshold.

These investments were repaid to all members with distributions of $6,000,000 on July 5, 2022 and $1,450,000 on August 13, 2022.

As of the date of this prospectus, we do not expect that our current cash on hand will be sufficient to fund our existing operations and future business growth for the next twelve months. However, if our initial public offering is successful, we believe we will then have sufficient capital. If the Company is not successful in raising the capital it expects to through the offering described in this prospectus, it may be forced to scale back, perhaps significantly, its business operations and growth plans.

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Statement of Cash Flows

Cash Flows from Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2023 totaled $850,184, which was a increase of $118,721 from the net cash provided by operating activities of $968,905 for the nine months ended September 30, 2022. The change is principally due to the net loss incurred by the Company.

Cash Flows from Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2023 totaled $162,001, which was an decrease of $3,518,987 from cash provided of $3,680,988 for the nine months ended September 30, 2022. The change is principally due to the discontinuation of the practice of buying and quickly selling EVs, and the resulting elimination of the profit earned by the Company on the sale of these vehicles.

Cash Flows from Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2023 totaled $321,461, which was an increase of $1,657,031 from the net cash used in financing activities of $1,657,031 for the nine months ended September 30, 2022. The change is principally due to the Company paying back capital contributions during the nine months ended September 30, 2022 that did not recur.

Current Plan of Operations

Our plan of operations is currently focused on the expansion of our core business into new properties within existing markets and the development of new markets. This two-pronged expansion effort will require, among other things, the acquisition of additional EVs and their deployment at properties we are already partnered with and new properties. Accordingly, we expect to incur substantial expenditures in the foreseeable future, and we cannot reliably estimate the timing our aggregate amount of the costs involved.

The execution of our plan of operations will likely require significant additional capital, which we are seeking to raise through this offering. However, even if this offering is successful, the amount of capital we raise through it may not be adequate to fully execute our business plan, requiring us to seek other sources of capital.

We will frequently reevaluate our plan of operations to determine the manner in which we can most effectively utilize our resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the ready availability of cash to implement that aspect of the plan and other factors beyond our control. Our current capital resources will not be sufficient to continue to fund our ongoing operations, nor can there be any assurance that we will be able to successfully obtain capital on favorable terms, or at all. The inadequacy of our existing capital or the inability to secure additional capital could have a material adverse effect on us, including the possibility that we would have to sell or forego a portion or all of our assets or cease operations. If we discontinue our operations, we may not have sufficient funds to pay any amounts to our stockholders.

If our operating businesses fail to achieve anticipated financial results, our existing capital will likely be depleted more quickly than we anticipate and our ability to raise additional capital in the future to fund our operations would likely be seriously impaired. If in the future we are not able to demonstrate favorable financial results or projections from our operating businesses, we may not be able to raise the capital we need to continue operations.

Similarly, because our working capital requirements depend upon various factors, there can be no assurance that our current cash resources will be sufficient to fund our operations.

Contractual Obligations, Commitments and Contingencies

The Company has entered into a master EV subscription agreement with Autonomy in which we commit to subscribe for and reserve a vehicle(s) for our exclusive use for a term of 12 months, subject to an early termination fee of $2,500 should we decide to return the vehicle to Autonomy sooner. As of December 31, 2022, the Company had total contractual obligations in the amount of approximately $575,000. The Company currently owes monthly payments under this agreement ranging from approximately $32,000 per month.

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We lease and maintain our principal offices at 9777 Wilshire Boulevard, Suite 400, Beverly Hills, California, 90210. We do not currently own any real estate.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. Preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable. In many instances, we could have reasonably used different accounting estimates and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. This applies in particular to useful lives of non-current assets and valuation allowance for deferred tax assets. Actual results could differ significantly from our estimates. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving our judgments and estimates.

Property and Equipment and Rental Vehicles

Property and Equipment and Rental Vehicles are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of equipment and rental vehicles is provided using the straight-line method for substantially all assets as follows:

Rental Vehicles	5 years

Income Taxes

The Company accounts for income taxes in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s financial statements.

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DESCRIPTION OF BUSINESS

Our Business Model

EV Mobility provides an electric carsharing platform that allows guests and residents in upscale hotels, luxury apartment and commercial buildings to easily reserve, unlock, and operate electric vehicles that are conveniently located in their building. We partner with the owners of these buildings, who designate parking spaces on their properties, near to which we install EV charging stations and deliver EVs that the guests and residents may then rent for their personal and commercial use.

These guests and residents will download our proprietary EV Mobility app to their smartphones at no cost, register themselves as either tenants or guests, and request a password code to reserve and unlock the EV. The codes are transmitted to the app by our partner, i.e. a building we have entered into a service agreement with, and the driver can then operate the vehicle during a scheduled window they select. Rental durations are flexible, ranging from one hour through one full day per reservation, with extensions available. Drivers pay a fixed cost for the first hour and then are charged per additional minute. Rental usage will be monitored by property managers and the customer will pay rental fees through the app upon completion of the rental using their credit or debit card, which revenue we divide with our partner. Total charges typically consist of the aggregate rental cost, electric charging fees, and taxes as applicable, all bundled together. As of the date of this prospectus, the EV drivers who rent our vehicles pay usage fees based solely on the duration of their rental and the additional costs specified herein. While we have not yet launched a membership program for our drivers, they may secure a discount through the purchase of any of several packages we offer, for rentals of one full day, or 10, 20 or 30 hours at a time, depending on their preference.

For our partners, the property owners or managers, our service agreements will typically run from one to three years. Our partners may currently select one of two options for our agreement, either a fixed monthly payment from them to us for the EV deployment(s), which will guarantee them a higher percentage of the gross revenue generated from driver usage fees, or no fixed payment, in which case their percentage of the gross revenue will be less.

EV Mobility also provides 24-hour customer support, vehicle cleaning and maintenance, and insurance coverage at no additional cost to either the EV renters or our partners.

We have experienced significant growth since our launch in 2021. Our business model has proven to be resilient throughout fluctuations in travel trends and economic climates as our marketplace dynamically adjusts to the needs of our property owners and EV drivers residing or working in their properties. In particular, we have recently announced the following exciting new developments:

●	In July 2022, EV Mobility partnered with Autonomy, the nation’s largest electric vehicle subscription company, whereby Autonomy will deploy Tesla Model 3s and Model Ys to EV Mobility locations across California, Florida, Washington State, and Nevada at present.

●	In September 2022, EV Mobility announced expansion into properties in Florida, Washington, and Nevada. In Florida, the expansion includes hotels in Stuart, Fort Lauderdale, and Palm Beach Gardens. In Washington, the expansion includes the tallest residential building in Seattle, the Modern. In Las Vegas, the company has deployed EVs at both the English Hotel and the Westgate Hotel to date, with five cars currently present and the potential to grow up to 20. This expansion will enable EV Mobility to start to build its national footprint and support its continued growth, aligning with property owner and consumer demand.

●	EV Mobility also announced in September 2022 that the Company was approved as a certified car-share organization within the city of San Francisco per Planning Code Section 166(a)(2). There are great benefits to be a certified car-share organization within the city of San Francisco. Under Code Section 166, properties built under the code are required to have car sharing capabilities in their buildings. Car share spaces may only satisfy the Code requirements if they are made available to Certified Car-Share Organizations at no cost. There are currently 564 approved car-share spaces required under Code 166, with 347 completed and 217 in the pipeline. As a result, the Company sees much opportunity for growth in San Francisco, a city where approximately 50% of the residents own cars.

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●	In October 2022, EV Mobility announced an agreement to deploy on-demand EVs across three Proper Hotels in Santa Monica, downtown Los Angeles, and Austin, TX and one Avalon Hotel in Beverly Hills. Hotel guests may rent cars either hourly or daily, with reservations booked through the EV Mobility app.

●	Also in October 2022, EV Mobility entered into an agreement with Marriott International to deploy Teslas at the W Hotel, located in South Beach Miami, Florida, which we believe will lead to expansion throughout the Marriott portfolios of hotels. At W South Beach, guests can request a car though the EV Mobility app, which sends a message to the valet allowing the valet to bring the vehicle to the hotel’s entrance. The guest has the option of booking a car by the hour or for the day. Marriott International’s portfolio of hotels has been working to reduce its carbon footprint as part of its existing 2025 sustainability goals, and this latest commitment to climate action is the next step in the company’s sustainability journey.

Value Proposition

Property owners can:

●	Enhance the value of their property and attract residents and guests by offering EV’s to use as an amenity;

●	Improve resident retention by offering access to convenient, low-cost, zero-emission transportation;

●	Reduce the need to provide parking by eliminating the need for each residence to have a car on-site;

●	Generate additional revenue from residents and guests;

●	Improve the building’s sustainability with cleaner air quality and reduced emissions; and

●	Benefit from tax credits and rebates for partnering with the Company to provide EV access. How does the tax credit flow to the property owner

Residents, Guests or Employees of Properties can:

●	Access transportation on-demand from their property at a very low-cost;

●	Enjoy the convenience of having a car without the hassle of insurance, maintenance, and cleaning;

●	Eliminate personal carbon footprint by using green transportation; and

●	Take advantage of varied packages that will enable EV rentals of either 24 hours at a time or up to 10, 20, or 30 hours spaced out over a number of days, with more packages to be offered in 2023.

Our EV Partners can:

●	Leverage EV Mobility properties as a platform to ‘test drive’ without a show room;

●	EV Mobility provides additional locations for charging network; Does the company have any arrangement with charging partners?

●	Benefit from the free advertisement of drivers using their EVs on the roads; and

●	Reach potential future customers – EV Mobility can provide an easy, cost-effective, avenue for prospective customers to try the product.

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The EV Mobility App

Our customers can rent, drive, and return EVs with convenience by downloading and accessing our user-friendly application (the “App”). Downloading the App can be easily done by going to an app store on a smartphone or scanning the QR code that can be found on the wall next to where one of our EVs is parked. A customer would then register with us on the App, choose the building or hotel and enter the designated building code. Once an EV has been booked, the driver would then conduct a quick external inspection by using their smartphone to take pictures of all four sides of the EV.

With the inspection complete, the driver will then unplug the charger from the EV and proceed to drive. Whenever a stop is made, the EV may be locked and unlocked by pressing the designated buttons on the App. When the EV is returned to its original parking spot, the charger is plugged back into the EV, and another inspection is made by photographing the EV from the same four angles as previously, the driver would then conclude the rental by checking the appropriate box on the App.

Current Partnerships and Properties

We evaluate prospective locations for our EVs and, upon a determination of suitability, will solicit owners and/or managers of these properties to permit us to deploy EVs on terms to be negotiated between us. If the negotiation is successful, we enter into a services agreement with the owner/manager of the property, who then designates a dedicated parking space(s) for our vehicle(s).

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In 2022, EV Mobility processed a total of 5,309 EV rental transactions, with another 1,465 transactions completed in the first quarter of 2023 .

As of the date of this prospectus, we have deployed 60 EVs at 39 properties , as detailed below:

Partner (Property Owner/Manager)	Properties	Location	Number of EVs
Marriott International	W South Beach	Miami, FL	2
	Hutchinson Island Beach Resort	Stuart, FL	1
Evolution Hospitality	Hotel 1000 Seattle	Seattle, WA	2
Kor Group	Santa Monica Proper	Santa Monica, CA	2
	Austin Proper	Austin, TX	2
	Avalon	Beverly Hills, CA	1
	Downtown L.A. Proper	Los Angeles, CA	2
Westgate	Westgate Las Vegas	Las Vegas, NV	5
Brookfield	Bayside Village	San Francisco, CA	1
	Village Residences	San Francisco, CA	1
	Vantage Pointe	San Diego, CA	1
	Eight and Grand Apartments	Los Angeles, CA	2
	Atelier Apartments	Los Angeles, CA	2
	Cielo Apartments	Seattle, WA	1
	PGA National Resort	Palm Beach Gardens, FL	1
	Hilton Fort Lauderdale	Fort Lauderdale, FL	1
Olympus Property	Angeline Apartments	Los Angeles, CA	2
Align Residential /Sentral	The Park	Santa Monica, CA	2
	The Harland Apartments	West Hollywood, CA	1
	The Logan Apartments	Oakland, CA	1
	The Landing Apartments	San Francisco, CA	1
	Chorus SF Apartments	San Francisco, CA	3
	Miro Corporate Office	San Francisco, CA	2
	Folsom 923 Apartments	San Francisco, CA	1
	The Rise Apartments	San Francisco, CA	1
	The Modern	Seattle, WA	1
	Sentral DTLA	Los Angeles, CA	2
	Sentral East Austin	Austin, TX	2
	Sentral SLU	Seattle, WA	1
	Sentral SoBro	Nashville, TN	1
	Sentral Union Station	Denver, CO	2
	Sentral Wynwood	Miami, FL	1
	Sentral Inspire Hollywood	Los Angeles, CA	1
Presidio Bay Equities	99 Ocean Avenue	San Francisco, CA	1
Zlife	English Hotel	Las Vegas, NV	2
AMC, LLC	Pinnacle at Nob Hill	San Francisco, CA	2
Evans Hotels	The Lodge at Torrey Pines	La Jolla, CA	1
Goldrich Kest	The Highland Apartments	Los Angeles, CA	1
	Museum Tower 1	Los Angeles, CA	1

Intellectual Property

In the United States, we have applied for one (1) trademark registration. Federal trademark law will protect our registered trademark. We also rely on the protection of laws regarding unregistered copyrights for certain content we create and trade secret laws to protect our proprietary technology.

Environmental Matters

Based on our current operations, environmental protection requirements do not have a significant financial and operational effect on the capital expenditures, earnings and competitive position of our Company in the current financial year and are not expected to have a significant effect in the reasonably foreseeable future.

Employees

As of October 18, 2023, we had 8 employees.

Facilities

Our corporate headquarters are located at 9777 Wilshire Blvd. Suite 400, Beverly Hills, CA 90210, where we leased a virtual office space, pursuant to a month-to-month lease agreement with Beverly Hills Gateway, LP. The monthly fee is $99.

Legal Proceedings

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of the date of this prospectus, there were no pending or threatened legal proceedings that could reasonably be expected to have a material effect on the results of the Company’s operations. There are also no proceedings in which any of the Company’s directors, officers or affiliates is an adverse party to the Company or has a material interest adverse to the Company’s interest.

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MANAGEMENT

Our directors were elected to serve until the next annual meeting of stockholders and until their respective successors will have been elected and will and will have qualified. The following sets forth information about our directors and executive officers following the Conversion and as of the date of the registration statement of which this prospectus is a part.

Name	Age	Position
Executive Officers:
Ramy El-Batrawi	62	Chief Executive Officer and Director
Ara Haddadian	53	Chief Financial Officer
Laurie Digiovanni	62	Chief Operating Officer
Henrich Bari	46	Vice President and Director
Independent Directors:
Isaac Deutsch*	31	Director
Jeffrey Guzy*	72	Director
Marco Marinucci*	36	Director

* Isaac Deutsch, Jeffrey Guzy, and Marco Marinucci have accepted nomination to our board of directors and will become members of our board of directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part.

Family Relationships

There are no family relationships between our officers and members of our Board of Directors.

The principal occupations and positions for at least the past five years of our directors are described below.

Ramy El-Batrawi has been the Chief Executive Officer and a director of the Company since the Conversion. Prior to then, he was the managing member of EV Mobility, LLC and has been since its formation in March 2021. Mr. El-Batrawi is a founder of EVmo, Inc. (formerly known as both Rideshare Rental, Inc. and YayYo, Inc., “EVmo”) and served as its chief executive officer from June 2016 until February 2019 and again from February 2020 until February 2021. He also as a director of EVmo from June 2016 until September 2019 and again from February 2020 until February 2021. Mr. El-Batrawi is also the founder and minority owner of PDQ Pickup LLC, a moving and logistics company, which he founded in December 2018. Since May 2015, he has been the owner and managing member of X, LLC, a private investment firm (“X LLC”). Prior thereto, Mr. El-Batrawi was the owner and chief executive officer of Growth Strategy Investments, LLC, a private investment firm. The Company believes Mr. El-Batrawi’s long and varied experience as a financier and investor, including as a public company officer and director, qualifies him to serve on our board of directors.

Ara Haddadian has been the Chief Financial Officer since the Conversion. In addition, since 2009, he has been the sole proprietor of Ara Haddadian CPA, a tax and accounting practice focused on small to medium sized businesses in various industries ranging from legal, medical, entertainment, real estate, manufacturing and automotive. Prior to then, from 1998 through 2009, Mr. Haddadian worked as a senior tax manager and supervisor for several accounting firms. He holds a Bachelor of Arts in quantitative economics and decision sciences from the University of California, San Diego, and a Masters of Science in Accountancy from California State University Northridge.

Laurie Digiovanni has been the Chief Operating Officer of the Company since March 21, 2023. Ms. Digiovanni has over 25 years years’ experience in the automotive and mobility industry, with broad experience in electric mobility industry and led multiple companies to make the shift towards electrification. Ms. Digiovanni is cultivator of transportation services that drive EV adoption. Ms. Digiovanni has over 10 years’ experience in fleet electrification and clean energy concepts. From 2017 to 2021, Ms. Digiovanni served as Chief Operating Officer of RideShare Rental, a leading provider of electric vehicles to drivers in the rideshare space and went public in 2019. From 2002 to 2012, Laurie led product rollouts for leading automotive original equipment manufacturers, including Ford, GM and Toyota. Ms. DiGiovanni was a founding director of CarsDirect.com (Internet Brands) which introduced car sales online. She currently serves on the advisory board for Evolution Expo, the first all-electric motocross action sports shows. Ms. DiGiovanni is the founder of The Association of Finance and Insurance Professionals (AFIP). Laurie received a Bachelor of Science degree in communications from California State University Fullerton.

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Henrich Bari has been the Vice President since January 2022, and a director of the Company since the Conversion. He has been employed on a part-time in a senior operational role at the Company since July 2022, when it was still EV Mobility, LLC , through December 2022, and on a full-time basis since then. From March 2017 through December 2022, Mr. Bari held various operational and administrative roles at EVmo and, prior to then, he served in a similar capacity at X LLC. Mr. Bari holds a Bachelor of Business Administration in International Business Management from Mathias Bell University, Slovakia, and a Bachelor of Business Administration in Entrepreneurship from Suffolk County Community College.

Isaac Deutsch is the co-founder and owner of &Pup, a company founded in 2023, which provides an environmentally friendly social club and gathering space for pet-owners, and in which Mr. Deutsch heads real estate and park development and supervises multiple business entities. From 2020 to early 2023, he served as both head of real estate and of studio at Reef Technologies, a real estate networking company. Prior to then, in 2014 he co-founded WaiveCar, a company that created the first car-sharing platform sponsored by ads. WaiveCar was acquired by Reef Technologies in 2020. The Company believes Mr. Deutsch’s experience as an operating executive, particularly in the ride-sharing industry, qualifies him to serve on the board of directors.

Jeffrey Guzy has served as a director of PureBase Corporation (OTC: PUBC) since April 2020, a director of Leatt Corporation (OTC:LEAT) since May 2007, and a director of Capstone Companies (OTC:CAPC) since May 2007. Mr. Guzy has also served as a director of Brownie’s Marine Group Inc. (OTC:BWMG) and Life on Earth, Inc. (OTC:LFER) since 2019. Mr. Guzy held executive positions at several large international companies, including Loral Space, Sprint International, Verizon and IBM. Mr. Guzy founded and has served as executive chairman, president and chief executive officer at CoJax Oil & Gas Corporation (OTC:CJAX) since 2017. Mr. Guzy served as chief executive officer for Central Oil & Gas Corp. of America from 2013 through 2020. Mr. Guzy founded Facilicom International, Inc., an international telephone company is 1994. Mr. Guzy has also served as an executive manager of business development to several telecom companies including Bell Atlantic Corp. Mr. Guzy received an MBA from the Wharton School of Business at the University of Pennsylvania, an MS in Systems Engineering from the University of Pennsylvania, and a BS in Electrical Engineering from Pennsylvania State University. The Company believes that Mr. Guzy’s business acumen as well as his business development experience, particularly as a public company officer and director, qualifies him to serve on the board of directors.

Marco Marinucci is the managing member of HELLA Ventures LLC, which he founded in 2016, a multi-stage venture capital fund focusing on mobility, transportation and robotics. From 2014 to 2016, he was program manager, business development, at HELLA US and from 2010 to 2014 he was program manager, business development, for HELLA HQ based in Lippstadt, Germany. In those roles, he led multiple large multinational projects. Mr. Marinucci holds a Bachelor of Science in Electrical Engineering from Baden-Wurttemberg Cooperative State University (DHBW), and a Masters in Business Administration (Venture Capital) from the University of Hamburg. The Company believes that Mr. Marinucci’s background and experience in venture capital and business development qualifies him to serve on the board of directors.

Involvement in Legal Proceedings

To our knowledge, none of our executive officers or our directors has, during the last ten years:

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

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●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

To our knowledge, except as described below with regard to Mr. El-Batrawi, there are no material proceedings to which any director, officer or affiliate of ours, any owner of record or beneficially of more than 5% of any class of voting securities of us, or any associate of any such director, officer, affiliate of ours, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

On December 22, 2021, the plaintiff, a shareholder of YayYo, Inc., brought an action against YayYo, Inc., Mr. El-Batrawi, former Chief Executive Officer of YayYo, Inc., and his investment vehicle, X, LLC, which was also a shareholder of YayYo, Inc., seeking to recover alleged short-swing profits within a range of between approximately $261,000 and $1,665,000, which trading profits were allegedly realized by Mr. El-Batrawi in violation of Section 16(b) of the Exchange Act, minus the amount of a disgorgement that was previously made, along with prejudgment interest and costs. Mr. El-Batrawi is contesting the action, claiming that the previous disgorgement of approximately $95,000 he made to YayYo, Inc. in the first half of 2021 constituted all the short-swing profits he received from the trading activity in question. The defendants anticipate a forthcoming settlement within the next few months.

Board of Directors

The board of directors oversees our business affairs and monitors the performance of management. In accordance with our corporate governance principles, the board of directors does not involve itself in day-to-day operations of the Company. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and by reading the reports and other materials that we send them and by participating in board of directors and committee meetings.

Number and Terms of Office of Officers and Directors

We will have five directors and four officers upon completion of this offering.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the board of directors, a Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, and such other offices as may be determined by the board of directors.

Director Independence

Cboe listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Isaac Deutsch, Jeffrey Guzy, and Marco Marinucci, our director nominees, are “independent directors” as defined in Cboe listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

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Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee has its own charter, which is available on our website at www.evmobility.com. Each of the board committees has the composition and responsibilities described below.

Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

The members of each committee will be Isaac Deutsch, Jeffrey Guzy, and Marco Marinucci, our director nominees. Each of Isaac Deutsch, Jeffrey Guzy, and Marco Marinucci, is considered an independent director within the meaning of Cboe’s rules.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and oversee the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting. The specific functions of this Committee include, but are not limited to:

●	selecting and recommending to our board of directors the appointment of an independent registered public accounting firm and overseeing the engagement of such firm;

●	approving the fees to be paid to the independent registered public accounting firm;

●	helping to ensure the independence of the independent registered public accounting firm;

●	overseeing the integrity of our financial statements;

●	preparing an audit committee report as required by the SEC to be included in our annual proxy statement;

●	resolving any disagreements between management and the auditors regarding financial reporting;

●	reviewing with management and the independent auditors any correspondence with regulators and any published reports that raise material issues regarding the Company’s accounting policies;

●	reviewing and approving all related-party transactions; and

●	overseeing compliance with legal and regulatory requirements.

Our board has determined that Isaac Deutsch is currently qualified as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

Our Compensation Committee assists the board of directors in the discharge of its responsibilities relating to the compensation of the board of directors and our executive officers.

The Committee’s compensation-related responsibilities include, but are not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer;

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●	reviewing, approving and recommending to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers;

●	determining the need for and the appropriateness of employment agreements and change in control agreements for each of our executive officers and any other officers recommended by the Chief Executive Officer or Board of Directors;

●	providing oversight of management’s decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;

●	reviewing our incentive compensation and other equity-based plans and recommending changes in such plans to our board of directors as needed, and exercising all the authority of our board of directors with respect to the administration of such plans;

●	reviewing and recommending to our board of directors the compensation of independent directors, including incentive and equity-based compensation; and

●	selecting, retaining and terminating such compensation consultants, outside counsel or other advisors as it deems necessary or appropriate.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to recommend to the board nominees for election as directors and persons to be elected to fill any vacancies on the board, develop and recommend a set of corporate governance principles and oversee the performance of the board.

The Committee’s responsibilities include:

●	recommending to the board of directors nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the board;

●	considering candidates proposed by stockholders in accordance with the requirements in the Committee charter;

●	overseeing the administration of the Company’s code of business conduct and ethics;

●	reviewing with the entire board of directors, on an annual basis, the requisite skills and criteria for board candidates and the composition of the board as a whole;

●	the authority to retain search firms to assist in identifying board candidates, approve the terms of the search firm’s engagement, and cause the Company to pay the engaged search firm’s engagement fee;

●	recommending to the board of directors on an annual basis the directors to be appointed to each committee of the board of directors;

●	overseeing an annual self-evaluation of the board of directors and its committees to determine whether it and its committees are functioning effectively; and

●	developing and recommending to the board a set of corporate governance guidelines applicable to the Company.

The Nominating and Corporate Governance Committee may delegate any of its responsibilities to subcommittees as it deems appropriate. The Nominating and Corporate Governance Committee is authorized to retain independent legal and other advisors, and conduct or authorize investigations into any matter within the scope of its duties.

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Code of Ethics

Prior to the consummation of this offering, we will adopt a Code of Ethics applicable to our directors, officers and employees. We will file a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement of which this prospectus is a part. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this prospectus entitled “Where You Can Find Additional Information.”

Conflicts of Interest

Subject to pre-existing fiduciary or contractual duties as described below, our officers and directors have agreed to present any business opportunities presented to them in their capacity as a director or officer of our company to us.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

●	the corporation could financially undertake the opportunity;

●	the opportunity is within the corporation’s line of business; and

●	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our amended and restated certificate of incorporation will provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

Limitation on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation will provide that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation will provide that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We will enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We may, but are not obligated to, purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

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EXECUTIVE COMPENSATION

As of the date of this prospectus, none of our executive officers or directors have received any cash or equity compensation for their service to the Company. After the Conversion, our chief operating officer and our chief financial officer will be paid a base salary in an amount to be determined.

Equity Incentive Plans

The following summarizes the material terms of EV Mobility, Inc. 2023 Equity and Incentive Plan (the “2023 Plan”), in which our named executive officers will be eligible to participate following the consummation of this offering.

EV Mobility, Inc. 2023 Equity and Incentive Plan

We intend to adopt the 2023 Plan, which will be effective on the day prior to the date the Company’s registration statement relating to this offering becomes effective. The principal purpose of the 2023 Plan is to attract, retain and motivate selected employees, consultants, and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. The material terms of the 2023 Plan, as it is currently contemplated, are summarized below.

Share reserve. Under the 2023 Plan, 3,000,000 shares of our common stock will be initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, performance bonus awards, performance stock unit awards, dividend equivalents, or other stock or cash based awards. The number of shares initially reserved for issuance or transfer pursuant to awards under the 2023 Plan will be increased by (i) the number of shares represented by awards outstanding under that become available for issuance under the counting provisions described below following the effective date and (ii) an annual increase on the first day of each fiscal year beginning in 2023 and ending in 2033, equal to the lesser of (A) [   ]% of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our board of directors; provided, however, that no more than shares of stock may be issued upon the exercise of incentive stock options.

The following counting provisions will be in effect for the share reserve under the 2023 Plan:

●	to the extent that an award expires, lapses or is terminated, converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, exchanged for cash, surrendered, repurchased, canceled, in any case, in a manner that results in the Company acquiring the underlying shares at a price not greater than the price paid by the participant or not issuing the underlying shares, such unused shares subject to the award at such time will be available for future grants under the 2023 Plan.

●	to the extent shares are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2023 Plan, such tendered or withheld shares will be available for future grants under the 2023 Plan.

●	to the extent shares subject to stock appreciation rights are not issued in connection with the stock settlement of stock appreciation rights on exercise thereof, such shares will be available for future grants under the 2023 Plan.

●	the payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2023 Plan.

●	shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2023 Plan.

Administration. The compensation committee of our board of directors is expected to administer the 2023 Plan unless our board of directors assumes authority for administration. The board of directors may delegate its powers to a committee, which, to the extent required to comply with Rule 16b-3, is intended to comprise “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The 2023 Plan provides that the board or compensation committee may delegate its authority to grant awards other than to individuals subject to Section 16 of the Exchange Act or officers or directors to whom authority to grant awards has been delegated.

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Subject to the terms and conditions of the 2023 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 20233Plan. The administrator is also authorized to adopt, amend or rescind rules relating to administration of the 2023 Plan. Our board of directors may at any time remove the compensation committee as the administrator and revest in itself the authority to administer the 2023 Plan. The full board of directors will administer the 2020 Plan with respect to awards to non-employee directors.

Eligibility. Awards under the 2023 Plan may be granted to individuals who are then our full or part-time officers and other employees, directors, consultants or key persons of the Company or are the officers, employees or consultants of certain of our subsidiaries who are selected from time to time by the Board. However, only employees of our company or certain of our subsidiaries may be granted incentive stock options, or ISOs.

Awards. The 2023 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, performance bonus awards, performance stock units, other stock- or cash-based awards and dividend equivalents, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

●	Non-Qualified Stock Options, or NSOs, will provide for the right to purchase shares of our common stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

●	Incentive Stock Options, or ISOs, will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2020 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

●	Restricted Stock Awards may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, extraordinary dividends will generally be placed in escrow, and will not be released until restrictions are removed or expire.

●	Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

●	Stock Appreciation Rights, or SARs, may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our common stock over a set exercise price. The exercise price of any SAR granted under the 2023 Plan must be at least 100% of the fair market value of a share of our common stock on the date of grant. SARs under the 2023 Plan will be settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator.

●	Performance Bonus Awards and Performance Stock Units are denominated in cash or shares/unit equivalents, respectively, and may be linked to one or more performance or other criteria as determined by the administrator.

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Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.

Change in control. In the event of a change in control, unless the administrator elects to terminate an award in exchange for cash, rights or other property, or cause an award to accelerate in full prior to the change in control, such award will continue in effect or be assumed or substituted by the acquirer, provided that any performance-based portion of the award will be subject to the terms and conditions of the applicable award agreement. In the event the acquirer refuses to assume or replace awards granted, prior to the consummation of such transaction, awards issued under the 2023 Plan (other than any portion subject to performance-based vesting) will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable. The administrator may also make appropriate adjustments to awards under the 2023 Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions.

Adjustments of awards. The administrator has broad discretion to take action under the 2023 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the administrator will make equitable adjustments to the 2023 Plan and outstanding awards.

Amendment and termination. The administrator may terminate, amend or modify the 2023 Plan at any time and from time to time. However, we must generally obtain stockholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule), and generally no amendment may materially and adversely affect any outstanding award without the affected participant’s consent.

Notwithstanding the foregoing, an option may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date and options may be granted in exchange for, or in connection with, the cancellation or surrender of options having a higher per share exercise price without receiving additional stockholder approval.

No incentive stock options may be granted pursuant to the 2023 Plan after the tenth anniversary of the effective date of the 2023 Plan, and no additional annual share increases to the 2023 Plan’s aggregate share limit will occur from and after such anniversary. Any award that is outstanding on the termination date of the 2023 Plan will remain in force according to the terms of the 2023 Plan and the applicable award agreement.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock (our only outstanding class of voting securities), giving pro forma effect to the Conversion, of (i) each person known to us to be the beneficial owner of at least five percent (5%) of our outstanding common stock; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them.

The percentages in the table below are based on 10,000,000 issued and outstanding shares of common stock after giving effect to the Conversion. Unless otherwise indicated, the principal mailing address of each of the persons below is c/o EV Mobility, Inc., 9777 Wilshire Boulevard., Suite 400, Beverly Hills, California 90210. The Company’s executive office is also located at 9777 Wilshire Boulevard., Suite 400, Beverly Hills, California 90210.

Name of Beneficial Owner	Title	Amount Beneficially Owned	Total Percentage	Total Percentage After the Offering
Officers and Directors
Ramy El-Batrawi	Chief Executive Officer and Director	7,554,552	75.55%	64.29%
Ara Haddadian	Chief Financial Officer		-%	-%
Laurie Digiovanni	Chief Operating Officer	200,000	2.0%	1.70%
Henrich Bari	Vice President and Director	155,685	1.56%	1.32%
Isaac Deutsch	Director		-%	-%
Jeffrey Guzy	Director		-%	-%
Marco Marinucci	Director		-%	-%
All Current Executive Officers and Directors as a Group		7,910,237	79.1%	66.85%
Greater than 5% Stockholders
Ramy El-Batrawi (1)			75.55%	64.29%

(1) After giving effect to the Conversion, 7,554,552 shares of common stock will be held by X, LLC, a company that is majority owned and managed by Ramy El-Batrawi.

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CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

SEC rules require us to disclose any transaction since the beginning of our last fiscal year or any currently proposed transaction in which we are a participant in which the amount involved exceeded or will exceed $120,000 and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons.

Since inception, our principal source of operating funds has been capital contributions from the members of EV Mobility, LLC. During the year ended December 31, 2021, the Company received capital investments from three members totaling $2,000,000. During the year ended December 31, 2022, the Company received additional investments from five (5) members totaling $5,450,000, of which $5,000,000 came from our incoming chief executive officer, Ramy El-Batrawi. No other capital investment from a member of EV Mobility, LLC would qualify as a “related person transaction” under applicable SEC regulations, as the capital contribution either did not come from one of the other incoming directors or executive officers of the Company, or their immediate family members, or the contribution did not exceed the reporting threshold. These investments were repaid to all members with distributions of $6,000,000 on July 5, 2022 and $1,450,000 on August 13, 2022.

Aside from the foregoing, there have been no other related person transactions involving the Company to date.

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UNDERWRITING

Subject to the terms and conditions of an underwriting agreement, dated _________ __, 2023, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which WestPark Capital, Inc., is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of common shares offered in this offering set forth opposite their respective names below, at the public offering price, less the underwriting discounts and commission set forth on the cover page of this prospectus.

Underwriters	Number of Common Shares
WestPark Capital, Inc.

Total

Nature of Underwriting Commitment

The underwriting agreement provides that the underwriter is committed to purchase on a several, but not joint basis, all common shares offered in this offering, other than those covered by the option described below, if the underwriter purchases any of these securities. The underwriting agreement provides that the obligations of the underwriter to purchase the common shares offered hereby are conditional and may be terminated at its discretion based on its assessment of the state of the financial markets. The obligations of the underwriter may also be terminated upon the occurrence of other events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to the authorization and the validity of the common shares being accepted for listing on Cboe and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions of our counsel. We will agree to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required.

Discount, Commissions and Expenses

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company assuming both no exercise and full exercise of the underwriters’ option to purchase additional common shares.

Paid by the Company	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We have agreed to reimburse the underwriter for their out-of-pocket expenses in connection with the offering, including legal fees, in an amount up to $200,000 and a 3% non-accountable expense allowance. We estimate that the total expenses of this offering, including registration, filing and listing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $408,464.

Common shares sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any common shares sold by the underwriters to certain dealers that are members of the Financial Industry Regulatory Authority, or FINRA, may be sold at a discount of up to $ [  ] per share from the initial public offering price. The underwriter may allow, and the selected dealers may reallow, a concession not in excess of $[  ] per share to certain brokers and dealers. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriter.

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Underwriter’s Option

We have granted the underwriter an option to purchase from us up to an additional 262,500 common shares, representing 15% of the common shares sold in the offering, assuming at the initial public offering price of $5 per share, the midpoint of the price range set forth on the cover page of this prospectus, less the underwriting discounts.

Determination of Offering Price

Prior to this offering, there has been no public market in the United States for our common shares. Consequently, the initial public offering price for the common shares will be determined by negotiation between us and the representative. The principal factors considered in determining the public offering price of the common shares included:

●	the information in this prospectus and otherwise available to the underwriters;

●	our prospects and the history and the prospects for the industry in which we compete;

●	an assessment of our management;

●	our current financial condition and the prospects for our future cash flows and earnings;

●	the general condition of the economy and the securities markets at the time of this offering;

●	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies;

●	the public demand for our securities in this offering; and

●	other factors deemed deviant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market for our shares will develop and continue after this offering, or that our shares will trade in the public market at or above the initial public offering price. We have applied to list our common shares on the Cboe BZX Exchange under the symbol “EVMO”.

Electronic Distribution

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any participating in this offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Lock-Ups

All of our directors and executive officers and certain holders of 5% or more of our capital stock will enter into lock-up agreements that prevent them from selling any common shares or any securities convertible into or exercisable or exchangeable for shares of our common shares, subject to certain exceptions, for a period of not less than 180 days from the date of this prospectus without the prior written consent of the Company and WestPark Capital, Inc., as underwriter.

The underwriter may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the underwriter will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

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For 180 days from the effective date of the offering, we will not sell or otherwise dispose of any equity securities without the prior written consent of the underwriter, which consent shall not be unreasonably withheld, with the exception of shares issued pursuant to the exercise of options, warrants or other convertible securities outstanding prior to the effective date of this offering, securities issued for acquisitions, settlements or new hires and certain other exceptions. For 180 days from the effective date of this offering, we will not repurchase any equity securities without the prior written consent of the underwriter, which consent shall not be unreasonably withheld, with the exception of repurchases at cost or without cost pursuant to the terms of the Company’s stock option and restricted stock purchase agreements.

Right of First Refusal

The representative shall have an irrevocable right of first refusal (the “Right of First Refusal”), for a period of twelve (12) months after the date the offering is completed, to act as sole and exclusive investment banker, sole and exclusive book-runner, sole and exclusive financial advisor, sole and exclusive underwriter and/or sole and exclusive placement agent, at the representative’s sole and exclusive discretion, for any future offering of any debt or equity securities (other than bank debt or similar financing) by the Company or any of its majority owned or controlled subsidiaries, or any successor to or subsidiary of the Company (a “Subject Transaction”), on terms and conditions customary to the representative for such Subject Transactions. For the avoidance of any doubt, the Company shall not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of the representative for a period of twelve (12) months after the date the Offering is completed.

The Company shall notify the representative of its intention to pursue a Subject Transaction, including the material terms thereof, by providing a twenty (20) day written notice thereof by registered mail or overnight courier service addressed to the representative or via electronic transmission with acknowledgment of receipt. If the representative fails to exercise its right of first refusal with respect to any Subject Transaction within twenty (20) days after the mailing of such written notice and the Company completes such offering with another investment banking firm, then the representative shall have no further claim or right with respect to any future Subject Transaction.

Underwriters’ Warrants

We have agreed to issue to the underwriter or its designees warrants to purchase up to a total of 175,000 shares of common stock (10% of the common shares sold in this offering, assumes no exercises of the underwriter’s option to purchase additional shares of common stock). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the five-year period commencing six months from the effective date of the offering. The warrants are exercisable at a per share price equal to 120% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(l) of FINRA. The underwriter’s warrant will provide for registration rights (including a one-time demand registration right and unlimited piggyback rights for a period of three years after the closing of the offering and customary anti-dilution provisions (for stock dividends and splits and recapitalizations) and anti-dilution protection (adjustment in the number and price of such warrant and the shares underlying such warrant). The underwriter (or permitted assignees under Rule 5110(g)(l)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus, except that the representative’s warrant may be assigned, in whole or in part, to any successor, officer, manager or member of WestPark Capital, Inc. (or to officers, managers or members of any successor or member), and to members of the underwriting syndicate or selling group.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (a) in which such an offer or solicitation is not authorized; (b) in which any person making such offer or solicitation is not qualified to do so; or (c) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the ordinary shares or possession or distribution of this prospectus or any other offering or publicity material relating to the ordinary shares in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any ordinary shares or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of ordinary shares by it will be made on the same terms.

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Stabilization

Until the distribution of the common shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriter, if any, to bid for and to purchase our securities. As an exception to these rules, the underwriter may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

●	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares, so long as stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of shares in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the option. In a naked short position, the number of shares involved is greater than the number of shares in the option. The underwriters may close out any covered short position by either exercising their option or purchasing shares in the open market.

●	Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the option. If the underwriters sell more common shares than could be covered by the option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the common shares originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on the Cboe BZX Exchange or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

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DESCRIPTION OF capital stock

The following description of our capital stock as it will be in effect prior to the closing of the sale of the shares of our common stock offered hereby is a summary and is qualified in its entirety by reference to our certificate of incorporation and by-laws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law. The descriptions of our capital stock reflect the completion of the Conversion that will occur prior to the closing of this offering.

Following the closing of this offering, our authorized capital stock consists of 190,000,000 shares of common stock, par value of $0.0001 per share and 10,000,000 shares of preferred stock, par value of $0.0001 per share. After giving effect to the Conversion, 10,000,000 shares of common stock are issued and outstanding and no shares of preferred stock are issued and outstanding. All of the issued and outstanding shares of common stock are (and all shares offered hereby when sold will be) duly authorized, validly issued, fully paid and non-assessable.

General

Common Stock Generally

The holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders (which includes action by written consent by stockholders). Each stockholder may vote either in person or by proxy. Except as otherwise specified in our certificate of incorporation or by-laws or as required by applicable provisions of the DGCL, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any matter voted on by our stockholders. Stockholders are not entitled to cumulate their votes for the election of directors, which means that, subject to such rights as may be granted to holders of shares of preferred stock, the holders of more than 50% of the shares of common stock voting for the election of directors are able to elect all of the directors being elected at that time and the holders of the remaining shares of common stock will not be able to elect any director.

Subject to the prior rights of creditors and to preferences to which holders of shares of preferred stock may be entitled, the holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds (including cash, securities and other property) legally available therefor.

In the event of a liquidation and dissolution of the Company, subject to the prior rights of creditors and to preferences to which holders of shares of preferred stock may be entitled, the holders of shares of common stock are entitled to receive ratably the net assets of the Company, if any, as may be available for distribution.

Holders of our common stock have no conversion, preemptive or subscription rights and there are no sinking fund provisions applicable to our common stock. There are no redemption provisions applicable to our common stock.

Transfer Agent

The transfer agent and registrar for our common stock is VStock Transfer, LLC. VStock Transfer, LLC is located at 18 Lafayette Place, Woodmere, New York 11598, telephone number (212) 828-8436.

We have agreed to indemnify our transfer agent against all claims, liabilities, expenses and losses that may arise out of acts performed or omitted in its role as transfer agent, except for any liability due to its gross negligence, willful misconduct or bad faith.

Preferred Stock

Our board of directors has the authority to issue preferred stock in one or more series and to fix all rights, preferences, privileges and powers thereof, and all qualifications, limitations and restrictions thereon, without approval of stockholders, including:

●	the designation of each series;

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●	the number of shares in each series;
●	the optional and mandatory repurchase and redemption rights of each series (including sinking fund and share retirement provisions), if any;
●	the liquidation preference of each series (including liquidation premiums and treatment of a merger, asset sale and other business combination as a liquidation), if any;
●	the mandatory and optional conversions and exchange rights of each series (including anti-dilution protection), if any;
●	the restrictions on authorization or issuance of shares in the same series or any other series;
●	the relative ranking (as to dividends, distributions, redemption, repurchase, liquidation preferences and other rights) of each series in respect of each other series and the common stock, if any;
●	the preemptive and subscription rights of each series, if any; and
●	the voting rights of each series (including class voting rights, director nomination and election rights, cumulative voting rights and disproportionate voting rights as relative to the common stock or any other series of preferred stock), if any.

To the extent that applicable law or the applicable certificate of designations so provides, each holder shall be entitled to vote ratably (relative to each other such holder) on all matters submitted to a vote of such holders. Each holder may exercise such vote either in person or by proxy.

Subject to preferences to which holders of shares of any other series of preferred stock may be entitled and to the extent that the applicable certificate of designations so provides, the holders of shares of a series of preferred stock shall be entitled to receive ratably (relative to each other such holder) such dividends, if any, as may be declared from time to time in respect of shares of such series by our board of directors out of funds (including cash, securities and other property) legally available therefor. Subject to the prior rights of creditors and to preferences to which holders of shares of any other series of preferred stock may be entitled and to the extent that the applicable certificate of designations so provides, the holders of shares of a series of preferred stock are entitled to receive ratably (relative to each other such holder) our assets (including cash, securities and other property) distributed upon our dissolution or liquidation.

Our issuance of preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control. Although we do not currently intend to issue any preferred stock, we cannot assure you that we will not do so in the future.

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation and bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our certificate of incorporation and bylaws provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, engaged in acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law, authorized unlawful payments of dividends (or unlawful stock purchases or redemptions) or derived an improper personal benefit from their actions as directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

Dividend Policy

We have not paid any cash dividends on our common stock to date. The payment of any cash dividends will be within the discretion of our board of directors at such time and will be dependent upon factors such as our revenues, our earnings, if any, our liquidity, capital resources and capital requirements, our prospects and general economic and financial conditions. Further, if we incur any debt, our ability to declare dividends may be limited by restrictive covenants thereunder.

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Certificate of Incorporation and By-Laws

General

Our certificate of incorporation and by-laws, to be effective upon the Conversion, will contain certain provisions that may make it more difficult or expensive to complete or otherwise discourage a tender offer or a change in control or takeover attempt by a third-party, even if such a transaction would be beneficial to our stockholders. The existence of these provisions may have a negative impact on the price of our common stock. In particular, our certificate of incorporation (or, as applicable, our by-laws) include provisions that (subject to certain rights that may be granted to holders of shares of our preferred stock then outstanding):

●	permit the removal of our directors only upon the affirmative vote of holders of a majority of the shares of common stock then outstanding;
●	permit our directors to fill vacancies on our board of directors;
●	permit a special meeting of stockholders to be called only by or at the direction of our board of directors pursuant to a resolution approved by a majority of the directors (assuming there are no vacancies), by or at the direction of a board committee that has been expressly authorized by our board of directors pursuant to a resolution approved by a majority of the directors (assuming there are no vacancies) or by our chief executive officer, president or chairman of the board;
●	permit the authorized number of directors to be changed only by our board of directors;

Our by-laws will also require that, subject to certain exceptions, any stockholder desiring to propose business to be transacted (or nominate a person as a candidate for election to our board of directors) at an annual meeting of stockholders must give notice of such proposals or nominations within a specified time frame and provide detailed information. For us to be required to include a proposal in our annual proxy statement, the proponent and the proposal must comply with the SEC’s proxy proposal submission rules.

In general, the provisions of our certificate of incorporation and by-laws may have the effect of discouraging or deterring stockholders from nominating individuals for election as directors of the Company or proposing business for consideration at a particular annual meeting, will preclude such nominations and proposals if the proper procedures are not followed or may have the effect of discouraging or deterring third parties from attempting to obtain control of us (even if such nominations, proposals or attempts might be beneficial to our stockholders).

Certain Anti-Takeover Provisions of Delaware Law

Section 203 of the DGCL affects the ability of an “interested stockholder” to engage in certain “business combinations,” for a period of three years following the time that the stockholder becomes an “interested stockholder.” Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with that person’s affiliates and associates, owns (or within the previous three years owned) 15% or more of our voting stock. Under some circumstances, this provision makes it more difficult for a person who is an interested stockholder to effect various business combinations with us for a three-year period.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. Additional shares that may be issued in the future may be used for a variety of corporate purposes (including for future private or public offerings to raise additional capital) to fund employee benefit or incentive compensation plans or to facilitate acquisitions.

Generally, our board of directors may issue authorized but unissued shares of common or preferred stock on terms determined by it. One of the effects of the existence of authorized but unissued and unreserved common or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult (or discourage) an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise (and thereby protect our management’s continuity and possibly deprive our stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices).

52

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Lucosky Brookman LLP, Woodbridge, New Jersey. Dickinson Wright PLLC, Fort Lauderdale, Florida, is acting as counsel for the Underwriter in connection with this offering.

EXPERTS

The financial statements of EV Mobility, Inc., formerly known as EV Mobility, LLC, as of the period from March 2, 2021 through December 31, 2021 and as of December 31, 2022 and for the year then ended, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement of which this prospectus is a part have been audited by Greengrowth CPAs, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in this registration statement. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering of our securities. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the securities we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov. You may read the registration statement at the SEC’s web site referred to above. We also maintain a website at www.evmobility.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Our website address also includes all of the press releases we have issued since our formation and an investor relations page. Our investor relations page includes a link to all of our registration statements and periodic reports posted on the SEC’s EDGAR site, including but not limited to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act. These reports are available free of charge and may be accessed via our investor relations website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our Common Stock in this offering.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

53

INDEX TO FINANCIAL STATEMENTS

EV Mobility

Financial Statements

F-1

EV Mobility

Balance Sheets

	September 30,	December 31,
	2023 (unaudited)	2022

ASSETS

Current Assets:
Cash	$66,551	$433,273
Accounts receivable	1,949	16,886
Prepaid expense	26,217	-
Total current assets	94,717	450,159

Rental Vehicles, net	88,983	343,906
TOTAL ASSETS	$183,700	$794,065

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable and accrued expenses	$63,157	$179,554
Due to related party	250,000	-
Total current liabilities	313,157	179,554

Total Liabilities	313,157	179,554

Commitments and contingencies

MEMBERS EQUITY
Member Contributions	71,461	-
Accumulated earnings (deficit)	(200,918)	614,511
Total members’ equity (deficit)	(129,457)	614,511
TOTAL LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)	$183,700	$794,065

The accompanying notes are an integral part of these financial statements.

F-2

EV Mobility

Statements of Operations (unaudited)

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,
	2023	2022

Revenues	$395,349	$145,497
Cost of Revenue*	281,560	555,795
*Includes Vehicle Depreciation
Gross profit (deficit)	113,789	(410,298)

Operating expenses:
Selling and marketing expenses	92,389	230,160
Loss (gain) on sale of vehicles	50,705	(3,026,278)
General and administrative expenses	798,658	633,907
Total operating expenses (income)	941,752	(2,162,211)
Income (Loss) from operations	(827,963)	1,751,913

Other income (expense)
Interest expense	(2,472)	-
Other income (expense)	15,006	2,336
Total other income (expense)	12,534	2,336

Income (Loss) before provision for income taxes	(815,429)	1,754,249

Provision (benefit) for income taxes	-	-

Net Income (loss)	$(815,429)	$1,754,249

Units Outstanding
Basic	3,251	3,247
Diluted	3,251	3,247

Income (loss) per unit
Basic	(250.82)	540.27
Diluted	(250.82)	540.27

The accompanying notes are an integral part of these financial statements.

F-3

EV Mobility

Statements of Members Equity (unaudited)

			Total
	Members	Accumlatd	Members
	Contributions	Surplus/Deficit	Surplus/Deficit
Balance, December 31, 2021	$2,000,000	$(563,284)	$1,436,716

Members Contributions	5,450,000		5,450,000
Distributions	(7,450,000)		(7,450,000)
Net Income		1,754,249	1,754,249

Balance, September 30, 2022	$-	$1,190,965	$1,190,965

Balance, December 31, 2022	$-	$614,511	$614,511

Members Contributions	71,461		71,461
Members Distributions	-		-
Net Loss		(815,429)	(815,429)

Balance, September 30, 2023	$71,461	$(200,918)	$(129,457)

The accompanying notes are an integral part of these financial statements.

F-4

EV Mobility

Statements of Cash Flows

	Nine months ended	Nine Months ended
	September 30,	September 30,
	2023 (unaudited)	2022 (unaudited)

OPERATING ACTIVITIES:
Net Income (loss)	$(815,429)	$1,754,249
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	42,217	326,588
Bad debt expense		22,891
Loss (Gain) on sale of vehicles	50,705	(3,026,278)
Change in current assets and liabilities:
Accounts receivable	(7,954)	(6,848)
Accounts payable and accrued expenses	(116,397)	(16,616)
Lease payable	-	(37,031)
Prepaid expenses	(26,217)
Net cash used in operating activities	(850,184)	(1,005,936)

INVESTING ACTIVITIES:
Acquisition of Vehicles	-	(8,761,249)
Sale of vehicles	162,001	12,442,237
Net cash used in investing activities	162,001	3,680,988

FINANCING ACTIVITIES:
Proceeds from members	71,461	5,450,000
Distributions to members	-	(7,450,000)
Cash paid/received related party loan	250,000	380,000
Net cash provided by financing activities	321,461	(1,620,000)

NET INCREASE (DECREASE) IN CASH	(366,722)	1,055,052

CASH, BEGINNING BALANCE	433,273	25,863

CASH, ENDING BALANCE	$66,551	$1,080,915

CASH PAID FOR:
Interest	$-	$-
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Common stock for convertible notes and accrued interest	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-5

EV MOBILITY

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIODS ENDED SEPTEMBER 30, 2023 (UNAUDITED) AND SEPTEMBER 30, 2022 (UNAUDITED) AND
THE YEAR ENDED DECEMBER 31, 2022

Note 1 - Basis of Presentation

Organization and Line of Business

On March 2, 2021, EV Mobility LLC (‘The Company”) was organized in the state of Delaware. EV Mobility provides electric vehicles (“EVs”) on demand, at any time of day and all-day, as an amenity to luxury hotels, multi-family luxury apartment buildings, and commercial buildings through its easy-to-use mobile app. An electric car sharing platform, EV Mobility allows residents and guests to easily reserve, unlock, and operate electronic vehicles - conveniently located in their building or hotel.

Basis of Presentation

The accompanying financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Note 2 – Summary of Significant Accounting Policies

Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a fiscal year ending on December 31.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. It is possible that accounting estimates and assumptions may be material to the Company due to the levels of subjectivity and judgment involved.

Cash

Cash and cash equivalents include cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of nine months or less. As of September 30, 2023 and December 31, 2022, the Company had cash equivalents of $66,551 and $433,273, respectively.

Accounts Receivable

Accounts receivable are recorded at net realizable value or the amount that the Company expects to collect on gross customer trade receivables. We estimate losses on receivables based on known troubled accounts and historical experience of losses incurred. Receivables are considered impaired and written-off when it is probable that all contractual payments due will not be collected in accordance with the terms of the agreement. As of September 30, 2023 and December 31, 2022, the Company recorded allowance for uncollectible accounts of $33,138 and 10,706, respectively.

Rental Vehicles

Rental Vehicles are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of equipment and rental vehicles is provided using the straightline method for substantially all assets as follows:

Rental Vehicles	5 years

Long-Lived Assets

The Company applies the provisions of ASC Topic 360, Property, Plant, and Equipment, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal. Based on its review at September 30, 2023 and December 31, 2022, the Company believes there was no impairment of its long-lived assets.

F-6

EV MOBILITY

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIODS ENDED SEPTEMBER 30, 2023 AND SEPTEMBER 30, 2022 AND
THE YEAR ENDED DECEMBER 31, 2022

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, restricted cash, accounts receivable, advances to suppliers, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities.

FASB ASC Topic 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value of financial instruments held by the Company. FASB ASC Topic 825, Financial Instruments, defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology use one or more unobservable inputs which are significant to the fair value measurement.

As of September 30, 2023 and December 31, 2022, respectively, the Company did not identify any assets and liabilities required to be presented on the balance sheet at fair value.

Revenue Recognition

We recognize revenue in accordance with generally accepted accounting principles as outlined in the Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue From Contracts with Customers, which requires that five steps be followed in evaluating revenue recognition: (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price; and (v) recognize revenue when or as the entity satisfied a performance obligation.

On-demand vehicle sales – Revenues from the rental of electric vehicles are recognized when the vehicle is rented out to the customer and only when no further contingencies or material performance obligations are warranted, and thereby have earned the right to receive reasonably assured payments for rentals, which payment is made upon rental of the vehicle.

F-7

EV MOBILITY

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIODS ENDED SEPTEMBER 30, 2023 AND SEPTEMBER 30, 2022 AND
THE YEAR ENDED DECEMBER 31, 2022

Sale of vehicles – Revenues from the sale of rental vehicles is recognized when the vehicles are sold to outside parties through transfer of title, and when no further contingencies or material performance obligations are warranted. Upon transfer of title, payments are received and recognized.

The Company has made an accounting policy election to exclude from the measurement of the transaction price all taxes assessed by governmental authorities that are collected by the Company from its customers (sales and use taxes, value added taxes, some excise taxes).The Company’s revenue recognition policies comply with FASB ASC Topic 606, Revenue From Contracts with Customers.

Income Taxes

The Company is taxed as a Limited Liability Company (LLC). Under these provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the members are liable for individual federal and state income taxes on their respective shares of the Company’s taxable income. The Company has filed all its tax returns from inception through December 31, 2022 and is not yet subject to tax examination by the Internal Revenue Service or state regulatory agencies.

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s financial statements.

Basic and Diluted Earnings Per Unit

Earnings per unit is calculated in accordance with ASC Topic 260, Earnings Per Unit. Basic earnings per unit (“EPU”) is based on the weighted average number of common units outstanding. Diluted EPS is based on the assumption that all dilutive convertible units and warrants were converted or exercised. Dilution is computed by applying the treasury unit method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common unit at the average market price during the period.

Recent Accounting Pronouncements

In December 2019, the FASB issued Accounting Standards Update (“ASU”) 2019-12, Simplifying the Accounting for Income Taxes, which amends ASC 740 Income Taxes. This update is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. This update is effective for fiscal years beginning after December 15, 2021. The guidance in this update has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted. The Company is currently evaluating the effect of this ASU on the Company’s financial statements and related disclosures.

F-8

EV MOBILITY

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIODS ENDED SEPTEMBER 30, 2023 AND SEPTEMBER 30, 2022 AND
THE YEAR ENDED DECEMBER 31, 2022

Management does not believe that any recently issued, but not yet effective, accounting updates could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Subsequent Events

Management has evaluated subsequent events through the date on which the financial statements were available to be issued.

Note 3 – Rental Vehicles

The following are the details of rental vehicles at September 30, 2023 and December 31, 2022:

	September,	December 31,
	2023	2022

Rental Vehicles	$123,810	$366,010
	123,810	366,010
Less accumulated depreciation	(34,827)	(22,104)
Rental Vehicles, net	$88,983	$343,906

Depreciation expense for the periods ended September 30, 2023 and 2022 was $42,217 and $326,588, respectively.

Note 4 – Commitments and contingencies

Contingencies

The Company’s operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations.

Litigation and Claims

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of September 30, 2023 and December 31, 2022, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations.

Note 5 – Due to Related Party

The Company periodically receives monies from related parties. These payables are typically payable on demand and current. The balances as of September 30, 2023 and 2022 was $250,000 and zero, respectively. The balances are non-interest bearing.

Note 6 – Member Contributions

The Company has two classes of units available to members for purchase. Class 2021A, which has no voting rights, and 2021C, which has 100% of voting rights and has a 50% promote after the investor receives their money back in full.

The Company received member contributions during the nine months ended September 30, 2023 and September 30, 2022 of $71,461 and $5,450,000, respectively. The Company paid out a total of $7,450,000 in distributions to members during the nine months ended September 30, 2022, which did not recur in 2023. Balances are typically paid back to the members upon income from the Company to payoff the balance.

Note 7 – Subsequent events

The Company has evaluated subsequent events for the period from September 30, 2023 through October 20, 2023 the date the financial statements were available to be issued.

The Company received member contributions of $249,990 during the October 2023.

F-9

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of EV Mobility LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of EV Mobility LLC (the Company) as of December 31, 2022 and 2021, and the related statements of operations, members’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

Explanatory Paragraph – Restatement

As discussed in Note 3, the financial statements have been restated to correct a misstatement. Our opinion is not modified with respect to this matter.

October 20, 2023

We have served as the Company’s auditor since 2021

Los Angeles, California

PCAOB ID Number 6580

F-10

EV Mobility

Balance Sheets (as Restated)

	December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash	$433,273	$25,863
Accounts receivable	16,886	-
Total current assets	450,159	25,863

Rental Vehicles, net	343,906	1,094,905
Loan Receivable – Related Party	-	400,000
TOTAL ASSETS	$794,065	$1,520,768

LIABILITIES AND MEMBERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$179,554	$27,021
Lease payable, current portion	-	32,954
Total current liabilities	179,554	59,975

Lease payable, net of current portion	-	24,077
Total Liabilities	179,554	84,052

Commitments and contingencies

MEMBERS EQUITY (DEFICIT)
Member Contributions	-	2,000,000
Accumulated earnings (deficit)	614,511	(563,284)
Total MEMBERs’ deficit	614,511	1,436,716
TOTAL LIABILITIES AND MEMBERS’ DEFICIT	794,065	1,520,768

F-11

EV Mobility

Statements of Operations (as Restated)

	Year Ended December 31, 2022	Period From March 02, 2021 to December 31, 2021

Rental Revenues	$258,222	38,541
Cost of Revenue*	634,509	249,835
*Includes Vehicle Depreciation
Gross deficit	(376,287)	(211,294)

Operating Income (Expenses)
Selling and marketing expenses	(242,590)	-
Gain on sale of vehicles	3,026,278	-
General and administrative expenses	(1,229,606)	(351,990)
Total operating income (expenses)	1,554,082	(351,990)
Income (loss) from operations	1,177,795	(563,28)

Income (Loss) before provision for income taxes	1,177,795	(563,284)

Provision for income taxes	-	-

Net Income (loss)	$1,177,795	$(563,284)

Units Outstanding
Basic	3,247	817
Diluted	3,247	817

Income (loss) per unit
Basic	362,73	(689.45)
Diluted	362.73	(689.45)

F-12

EV Mobility

Statements of Members Equity (as Restated)

	Members Contributions	Accumulated Earnings/Deficit	Total Members Earnings/Deficit
Balance, Inception March 2, 2021	$-	$-	$-

Members Contributions	2,000,000		2,000,000
Net loss		(563,284)	(563,284)

Balance, December 31, 2021	2,000,000	(563,284)	1,436,716

Members Contributions	5,450,000		5,450,000
Members Distributions	(7,450,000)		(7,450,000)
Net Income		1,177,795	1,177,795

Balance, December 31, 2022	$-	$614,511	$614,511

F-13

EV Mobility

Statements of Cash Flows (as Restated)

	Year Ended December 31, 2022	Period From March 2, 2021 to December 31, 2021

OPERATING ACTIVITIES:
Net Income (loss)	$1,177,795	$(563,284)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	338,490	150,484
Gain on sale of vehicles	(3,026,278)	-
Bad debt expense	10,247
Change in current assets and liabilities:
Accounts receivable	(27,133)	-
Lease payable	(57,031)	57,031
Accounts payable and accrued expenses	152,533	27,021
Net cash used in operating activities	(1,431,377)	(328,748)

INVESTING ACTIVITIES:
Acquisition of Vehicles	(8,978,449)	(1,245,389)
Sale of vehicles	12,417,236	-
Net cash provided by (used in) investing activities	3,438,787	(1,245,389)

financing ACTIVITIES:
Proceeds from members	5,450,000	2,000,000
Distributions to members	(7,450,000)	-
Cash paid/received related party loan	400,000	(400,000)
Net cash provided by (used in) financing activities	(1,600,000)	1,600,000

NET INCREASE (DECREASE) IN CASH	407,410	25,863

CASH, BEGINNING BALANCE	25,863	-

CASH, ENDING BALANCE	$433,273	$25,863

CASH PAID FOR:
Interest	$-	$-
Income taxes	$-	$-

F-14

Note 1 - Basis of Presentation

Organization and Line of Business

On March 2, 2021, EV Mobility LLC (“The Company”) was incorporated in the state of Delaware. EV Mobility provides electric vehicles (“EVs”) on demand, at any time of day and all-day, as an amenity to luxury hotels, multi-family luxury apartment buildings, and commercial buildings through its easy-to-use mobile app. An electric car sharing platform, EV Mobility allows residents and guests to easily reserve, unlock, and operate electronic vehicles - conveniently located in their building or hotel.

Basis of Presentation

The accompanying financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Note 2 – Summary of Significant Accounting Policies

Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a fiscal year ending on December 31.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. It is possible that accounting estimates and assumptions may be material to the Company due to the levels of subjectivity and judgment involved.

Cash

Cash and cash equivalents include cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. As of December 31, 2022 and 2021, the Company had cash equivalents of $433,273 and $25,863, respectively. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of December 31, 2022 and December 31, 2021, the Company had $183,273 and $0 in excess of FDIC insured limit, respectively.

Accounts Receivable

Accounts receivable are recorded at net realizable value or the amount that the Company expects to collect on gross customer trade receivables. We estimate losses on receivables based on known troubled accounts and historical experience of losses incurred. Receivables are considered impaired and written-off when it is probable that all contractual payments due will not be collected in accordance with the terms of the agreement. As of December 31, 2022 and December 31, 2021, the Company recorded allowance for doubtful accounts of $10,247 and zero.

Property and Equipment and Rental Vehicles

Property and Equipment and Rental Vehicles are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of equipment and rental vehicles is provided using the straight-line method for substantially all assets as follows:

Rental Vehicles	5 years

Long-Lived Assets

The Company applies the provisions of ASC Topic 360, Property, Plant, and Equipment, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal. Based on its review at December 31, 2021 and 2020, the Company believes there was no impairment of its long-lived assets.

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Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, restricted cash, accounts receivable, advances to suppliers, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities.

FASB ASC Topic 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value of financial instruments held by the Company. FASB ASC Topic 825, Financial Instruments, defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

○	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

○	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

○	Level 3 inputs to the valuation methodology use one or more unobservable inputs which are significant to the fair value measurement.

As of December 31, 2022 and 2021, respectively, the Company did not identify any assets and liabilities required to be presented on the balance sheet at fair value.

Revenue Recognition

We recognize revenue in accordance with generally accepted accounting principles as outlined in the Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue From Contracts with Customers, which requires that five steps be followed in evaluating revenue recognition: (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price; and (v) recognize revenue when or as the entity satisfied a performance obligation.

On-demand vehicle rentals – Revenues from the rental of electric vehicles are recognized when the vehicle is rented out to the customer and only when no further contingencies or material performance obligations are warranted, and thereby have earned the right to receive reasonably assured payments for rentals, which payment is made upon rental of the vehicle. All vehicle rentals are short term, or under one-year in term, which exempts these contracts from application of ASC 842, “Leases”, and as such the company continues to recognize revenue for the on-demand under ASC 606.

Sale of vehicles – Revenues from the sale of rental vehicles is recognized when the vehicles are sold to outside parties through transfer of title, and when no further contingencies or material performance obligations are warranted. Upon transfer of title, payments are received and recognized.

The Company has made an accounting policy election to exclude from the measurement of the transaction price all taxes assessed by governmental authorities that are collected by the Company from its customers (sales and use taxes, value added taxes, some excise taxes).

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Income Taxes

The Company is taxed as a Limited Liability Company (LLC). Under these provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the members are liable for individual federal and state income taxes on their respective shares of the Company’s taxable income. The Company has filed all its tax returns from inception through December 31, 2022 and is not yet subject to tax examination by the Internal Revenue Service or state regulatory agencies.

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s financial statements.

Basic and Diluted Earnings Per Unit

Earnings per unit is calculated in accordance with ASC Topic 260, Earnings Per Share. Basic earnings per unit (“EPU”) is based on the weighted average number of common units outstanding. Diluted EPU is based on the assumption that all dilutive convertible units and warrants were converted or exercised. Dilution is computed by applying the treasury unit method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common unit at the average market price during the period.

Recent Accounting Pronouncements

In December 2019, the FASB issued Accounting Standards Update (“ASU”) 2019-12, Simplifying the Accounting for Income Taxes, which amends ASC 740 Income Taxes. This update is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. This update is effective for fiscal years beginning after December 15, 2021. The guidance in this update has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted. The Company is currently evaluating the effect of this ASU on the Company’s financial statements and related disclosures.

Management does not believe that any recently issued, but not yet effective, accounting updates could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Subsequent Events

Management has evaluated subsequent events through the date on which the financial statements were available to be issued.

Note 3 – Restatement

The Company has restated the financial statements for the years ended December 31, 2022 and 2021. The restatement was effected to remove the taxable treatment of the Company, as prior to the filing of the registration statement of which this prospectus forms a part, the Company was a pass-through for tax purposes and should not have reported any tax expenses or deferred tax assets. These amounts have been removed from the financial statements.

The Company also recorded adjustments as part of the restatement to record accrual bases as compared to cash basis for the years ended December 31, 2022 and 2021.

Note 4 – Rental Vehicles

The following are the details of rental vehicles at December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Rental Vehicles	$366,010	$1,245,389
	366,010	1,245,389
Less accumulated depreciation	(22,104)	(150,485)
Rental Vehicles, net	$343,906	$1,094,905

Depreciation expense for the years ended December 31, 2021 and 2020 was $338,490 and $150,485, respectively.

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Note 5 – Lease payable

Lease payable as of December 31, 2022 and December 31, 2021 consisted of the following:

	December 31,2022	December 31, 2021
Lease payable with leasing company, interest at 16.0%, monthly payments of $1,034.59 for 36 months. (A)	-	29,433
Lease payable with leasing company, interest at 16.0%, monthly payments of $971.82 for 36 months. (B)	-	27,598

Lease payable	-	57,031
Less: current portion	-	24,077
Long-term portion	-	32,954

(A)	On April 1, 2021, the Company entered into a lease agreement with an auto leasing company for acquisition of a vehicle. The lease agreement had interest at 16.0%, and payments were $1,034.59 a month for 36 months.

(B)	On April 1, 2021, the Company entered into a lease agreement with an auto leasing company for acquisition of a vehicle. The lease agreement had interest at 16.0%, and payments were $971.82 a month for 36 months.

Future payments under the lease payable obligations are as follows:

December 31, 2022
Future payments under lease payable Years ending December 31
2023	24,077
2024	24,077
2025	8,877

Total	57,031

Each lease entered into by the company is collateralized by the Rental Vehicles on hand used by the Company. As of December 31, 2021, the value of the vehicles on hand was $61,635. The vehicles were sold during the year ended December 31, 2022.

Note 6 – Commitments and contingencies

Contingencies

The Company’s operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations.

Litigation and Claims

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of December 31, 2022 and December 31, 2021 there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations.

Note 7 – Members Equity and Loan

The Company has two classes of units available to members for purchase. Class 2021A, which has no voting rights, and 2021C, which has 100% of voting rights and has a 50% promote after the investor receives their money back in full.

During the year ended December 31, 2021, the Company received investments from three members totaling $2,000,000. During the year ended December 31, 2022, the company received additional investments from five (5) members totaling $5,450,000. These investments were repaid to all members with distributions of $6,000,000 on July 5, 2022 and $1,450,000 on August 13, 2022.

During the year ended December 31, 2021, Ramy El-Batrawi, managing member of the LLC and incoming chief executive officer of the Company, extended a personal loan to the Company in the amount of $400,000 to cover start-up expenses. This loan was repaid in full, with no interest, by the Company during the year ended December 31, 2022.

Note 7 – Subsequent events

The Company has evaluated subsequent events for the period from December 31, 2022 through October 20, 2023 the date the financial statements were available to be issued.

The Company received a related party Loan for $250,000 during the 3 month period from June 30, 2023 to September 30, 2023. The balance is non-interest bearing and payable on demand.

The Company received member contributions of $71,461 during September 2023 and $249,990 during the October 2023.

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Shares of Common Stock

EV Mobility, Inc.

PRELIMINARY PROSPECTUS

_____, 2023

Through and including             , 2023 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission (“SEC”) registration fee and listing application fee paid to the Cboe BZX Exchange.

Amount to be Paid
SEC Registration Fee	$1,664
Cboe BZX Exchange Fee	$25,000
Legal Fees and Expenses	$250,000
Accounting Fees and Expenses	$19,800
Transfer Agent and Registrar Fees and Expenses	$5,000
Printing Expenses	$7,000
Miscellaneous Expenses	$100,000
Total	$408,464

Item 14. Indemnification of Officers and Directors

Our Bylaws (the “Bylaws”), to be effective upon the Conversion, will provide that we will indemnify our directors, officers and employees to the fullest extent against expenses judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was a director of the Company, permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”). Our Bylaws also provide that the Company shall have the power (though not the obligation), to the extent and in the manner permitted by the DGCL, to indemnify each of its employees, officers, and agents (other than directors) against expenses (as defined in Section 145 of the DGCL), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any, arising by reason of the fact that such person is or was an employee, officer or agent of the Company.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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The DGCL also provides that indemnification under Section 145(d) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) which breached the director’s duty of loyalty to the corporation or its stockholders, (2) which were not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL; or (4) from which the director derived an improper personal benefit.

As disclosed elsewhere in this registration statement, we plan to enter into an underwriting agreement, which provides that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15.  Recent Sales of Unregistered Securities

In August 2021 and January 2022, X Opportunity Holdings LLC (“X Opportunity Holdings”) issued limited liability company interests to 4 people. These interests were issued as founders shares. Following the Conversion, these 4 people will own a total of 650,000 shares of the Company’s common stock.

During August 2021 and September 2021, X Opportunity Holdings entered into subscription agreements (the “2021 Subscription Agreements”) with 5 investors. Pursuant to the 2021 Subscription Agreements, X Opportunity Holdings sold a total of $2,050,000 worth of X Opportunity Holdings LLC Series 2021A limited liability company interests (“2021A Ownership Interests”). The money was invested in the Company. Following the Conversion, these 5 investors will own a total of 1,165,318 shares of the Company’s common stock.

In March 2022, X Opportunity Holdings entered into a Subscription Agreement with X, LLC, an entity controlled by the Company’s Chief Executive Officer, pursuant to which X Opportunity Holdings sold $5,400,000 worth of 2021A Ownership Interests. The money was invested in the Company. Following the Conversion, X, LLC will own 7,554,552 shares of the Company’s common stock.

In July 2022, an investor issued a promissory note in the amount of $1.2 million to X Opportunity Holdings in exchange for X Opportunity Holdings’ limited liability common interests. This promissory note will mature in January 2024. Following the Conversion, this investor will own 400,000 shares of the Company’s common stock.

During September and October 2023, X Opportunity Holdings entered into 13 subscription agreements (the “2023 Subscription Agreements”) with 12 investors. Pursuant to the 2023 Subscription Agreements, X Opportunity Holdings issued a total of $361,861 worth of X Opportunity Holdings LLC Series 2021Ab limited liability company interests. The money was used to invest into the Company. Following the Conversion, these 12 investors will own a total of 184,530 shares of the Company’s common stock.

In July 2023, X Opportunity Holdings issued limited liability company interests to 105 people , in return for their attendance at a business event that was organized by the Company’s Chief Executive Officer. This business event was unrelated to the Company’s business . Following the Conversion, these 105 people will own a total of 46,000 shares of the Company’s common stock.

Item 16. Exhibits

Exhibit No.	Exhibit
1.1*	Form of Underwriting Agreement
2.1	Form of Plan of Conversion
3.1	Form of Certificate of Incorporation of the Company
3.2	Form of Bylaws of the Company
3.3*	Form of Certificate of Conversion
3.4	Operating Agreement of EV Mobility, LLC.
4.1*	Specimen Common Stock Certificate
5.1*	Opinion of Lucosky Brookman LLP
10.1	Form of Services Agreement
21.1*	Subsidiaries of the Registrant
23.1	Consent of Greengrowth CPAs, an Independent Registered Public Accounting Firm
23.2*	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page to this Registration Statement)
99.1	Consent of Isaac Deutsch
99.2	Consent of Jeffrey Guzy
99.3	Consent of Marco Marinucci
99.4	Audit Committee Charter
99.5	Compensation Committee Charter
99.6	Nominating and Corporate Governance Committee Charter
99.7	Code of Ethics
101.PRE	XBRL Instance Document
101.INS	XBRL Taxonomy Extension Schema Document
101.SCH	XBRL Taxonomy Extension Calculation Linkbase Document
101.CAL	XBRL Taxonomy Extension Definition Linkbase Document
101.DEF	XBRL Taxonomy Extension Label Linkbase Document
101.LAB	XBRL Taxonomy Extension Presentation Linkbase Document
107	Filing Fee Table

*	To be filed by amendment
**	Previously submitted

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Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, California on October 20, 2023.

EV Mobility, Inc.

By:	/s/ Ramy El-Batrawi
Ramy El-Batrawi
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of EV Mobility, Inc., hereby severally constitute and appoint Ramy El-Batrawi and Ara Haddadian, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ramy El-Batrawi	Chief Executive Officer and Director	October 20, 2023
Ramy El-Batrawi	(principal executive officer)

/s/ Ara Haddadian	Chief Financial Officer	October 20, 2023
Ara Haddadian	(principal financial officer and principal accounting officer)

/s/ Laurie Digiovanni	Chief Operating Officer	October 20, 2023
Laurie Digiovanni

/s/ Henrich Bari	Vice President and Director	October 20, 2023
Henrich Bari

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